UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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EXELON CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING

AND 2012 PROXY STATEMENT

February 22, 2012

To the shareholders of Exelon Corporation:

Our Annual Meeting of Shareholders will be held on Monday, April 2, 2012 at 9:30 a.m. Central Time at Exelon Corporation headquarters, 10 South Dearborn, Chicago, Illinois to:

1)	Elect director nominees named in the attached proxy statement;

2)	Ratify PricewaterhouseCoopers LLP as Exelon’s independent accountant for 2012;

3)	Approve the compensation of our named executive officers as disclosed in the attached proxy statement; and

4)	Conduct any other business that properly comes before the meeting.

Shareholders of record as of February 7, 2012 are entitled to vote at the annual meeting.

On or about February 22, 2012, we will mail to our shareholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing the Notice Regarding Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our annual meeting.

Bruce G. Wilson

Senior Vice President, Deputy General Counsel and Corporate Secretary

Your vote is important. We encourage you to vote promptly.

Internet and telephone voting are available through 11:59 p.m. Eastern Time on April 1, 2012.

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Status of the Merger with Constellation

On April 28, 2011, Exelon Corporation and Constellation Energy Group, Inc. (“Constellation”) announced their agreement (the “Merger Agreement”) to combine the two companies in a stock-for-stock transaction (the “Merger”). Exelon and Constellation currently expect to complete the Merger before the Annual Meeting on April 2, 2012. When completed, the Merger will bring together Exelon’s large, environmentally-advantaged generation fleet and Constellation’s industry-leading customer-facing businesses, creating a platform for growth and delivering stakeholder benefits.

Following completion of the Merger, Exelon shareholders will own approximately 78 percent of the combined company and Constellation shareholders approximately 22 percent on a fully diluted basis.

The transaction has been approved by the stockholders of both Exelon and Constellation. At the time this proxy statement was printed for distribution to shareholders, completion of the Merger remained subject to approval by the Federal Energy Regulatory Commission. Given the uncertainty of the timing of that approval and the Merger closing date, the slate of directors who will be nominated and stand for election at Exelon’s Annual Meeting on April 2, 2012 will vary, depending on the status of the Merger at the time of the Annual Meeting.

The Merger Agreement provides that, upon the closing of the Merger, four people who now serve on the Constellation board of directors will be appointed to the Exelon board of directors. The Constellation directors who have been designated by Constellation to serve on the Exelon board of directors upon consummation of the Merger are Ms. Ann Berzin and Messrs. Yves de Balmann, Robert Lawless and Mayo Shattuck III. The Merger Agreement also provides that Mr. Shattuck, the current Chairman and Chief Executive Officer of Constellation, will serve as Chairman of the Board for Exelon. Each of the three other new directors must qualify as independent directors on the Exelon board under NYSE independence rules and must be appointed to one or more of the following committees of the Exelon board of directors: compensation, corporate governance, audit, and risk oversight. In addition, one of those three new independent directors must be named as the chair of one of those four committees.

Mr. John W. Rowe and Dr. John M. Palms will retire from the Exelon board of directors upon consummation of the Merger, and they will not be nominated or stand for reelection to the board at the Annual Meeting if the Merger has closed before April 2, 2012. Ms. Berzin and Messrs. de Balmann, Lawless and Shattuck will be appointed to the Exelon board upon consummation of the Merger, and they will be nominated and stand for reelection to the Exelon board at the Annual Meeting if the Merger has closed before April 2, 2012.

In the event that the Merger has not closed prior to the Annual Meeting, all of the current Exelon directors, including Mr. Rowe and Dr. Palms, will be nominated for and stand for reelection to the Exelon board. In that event, Ms. Berzin and Messrs. de Balmann, Lawless and Shattuck will not be nominated or stand for election to the Exelon board at the Annual Meeting and will be appointed to the Exelon board only when the Merger closes at a later date.

Mr. Rowe will resign from his position of Chairman and Chief Executive Officer of Exelon upon consummation of the Merger. Mr. Christopher Crane, who will become the Chief Executive Officer of the combined company upon consummation of the Merger, will be nominated for election to the Exelon board regardless of the Merger closing date. If the Merger has not closed before April 2, 2012, Mr. Rowe intends to ask the Exelon board to appoint Mr. Crane as Chief Executive Officer at that time while Mr. Rowe retains the title of Chairman of the Board until he retires later at the Merger closing.

Communication with the Board of Directors

Process for Shareholder Communications with the Board

Shareholders and other interested persons can communicate with the Lead Director or with the independent directors as a group by writing to them, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the corporate secretary to review communications initially and transmit a summary to the directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the board policy, the corporate secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com.

Shareholder Proposals

If you want to submit a proposal for possible inclusion in next year’s proxy statement, you must submit it in writing to the Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Exelon must receive your proposal on or before October 25, 2012. Exelon will consider only proposals meeting the requirements of the applicable rules of the Securities and Exchange Commission (“SEC”). Under our Bylaws, the proposal must also disclose fully all ownership interests the proponent has in Exelon and contain a representation as to whether the shareholder has any intention of delivering a proxy statement to the other shareholders of Exelon.

We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our corporate governance committee reviews all shareholder proposals and makes recommendations to the board for action on such proposals.

Additionally, under our Bylaws, for a shareholder to bring any matter before the 2013 annual meeting that is not included in the 2013 proxy statement, the shareholder’s written notice must be received by the Corporate Secretary not less than 120 days prior to the first anniversary of the 2012 annual meeting, which will be December 3, 2012.

Director Nominations

A shareholder who wishes to recommend a candidate (including a self-nomination) to be considered by the Exelon corporate governance committee for nomination as a director must submit the recommendation in writing to Mr. M. Walter D’Alessio, Chair of the Corporate Governance Committee, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee will consider all recommended candidates and self-nominees when making its recommendation to the full board of directors to nominate a slate of directors for election.

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Nominations for 2012. Under the Exelon Bylaws, the deadline has passed for a shareholder to nominate a candidate (or nominate himself or herself) for election to the board of directors at the 2012 annual meeting.

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Nominations for 2013. To nominate a candidate for election as a director or to stand for election at the 2013 annual meeting, a shareholder must either submit a recommendation to the corporate governance committee or provide the proper notice and the other information required by Exelon’s Bylaws. The Bylaws currently require the following: (1) notice of the proposed nomination must be received by Exelon no later than October 25, 2012; (2) the notice must include information required under the Bylaws, including: (a) information about the nominating shareholder, (b) information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, (c) a representation as to whether the shareholder intends to deliver a proxy statement to the other shareholders of Exelon, and (d) the signed consent of the candidate to serve as a director of Exelon, if elected. Exelon’s Bylaws are amended from time to time. Please review the Bylaws on our website to determine if any changes to the nomination process or requirements have been made.

Availability of Corporate Documents

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the audit, corporate governance, compensation and other committees of the board of directors are available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the investor relations tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Bruce G. Wilson, Senior Vice President, Deputy General Counsel and

Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, our Articles of Incorporation, Compensation Consultant Independence Policy, Political Contributions Guidelines, biographical information concerning each director, and all of our filings submitted to the SEC are available on our website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this proxy statement.

Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Exelon Corporation (“Exelon,” the “company,” “we,” “us,” or “our”), a Pennsylvania corporation, of proxies to be voted at our 2012 annual meeting of shareholders and at any adjournment or postponement.

You are invited to attend the annual meeting of shareholders. It will take place on April 2, 2012, beginning at 9:30 a.m., Central Time, at Exelon Corporation Headquarters, 10 South Dearborn, Chicago, Illinois.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2011 Financial Report on the Internet?

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the internet at www.proxyvote.com. On February 22, 2012, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

In addition, shareholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. Exelon encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to save Exelon the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve resources.

Shareholders of Record: If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic delivery service.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of this service.

Do I need a ticket to attend the annual meeting?

You will need an admission ticket or proof of ownership to enter the annual meeting. You may present any of the following in order to enter: (1) the Notice Regarding Availability of Proxy Materials, which contains instructions on how to access this proxy statement; (2) the bottom half of your proxy card; or (3) if you received your proxy materials through the internet, the e-mail with your control number.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you must present proof of your ownership of Exelon stock as you enter the meeting, such as a bank or brokerage account statement. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Exelon stock, to:

Annual Meeting Admission Tickets c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398 Chicago, Illinois 60680-5398.

Shareholders also must present a form of personal photo identification in order to be admitted into the meeting.

No cameras, audio or video recording equipment, similar electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. Cell phones and similar wireless communication devices will be permitted in the meeting only if turned off. All items brought into the meeting will be subject to search.

Who is entitled to vote at the annual meeting?

Holders of Exelon common stock as of 5:00 p.m. New York Time on February 7, 2012 are entitled to receive notice of the annual meeting and to vote their shares at the meeting. As of that date, there were 663,653,503 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Exelon’s transfer agent, Wells Fargo Shareowner Services, you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and accompanying documents have been provided directly to you by Exelon.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and the accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on April 1, 2012. You may vote in the following ways:

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By Internet. If you have Internet access, you may vote by Internet. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (“VIF”), as applicable. You may vote in a secure manner at www.proxyvote.com 24 hours a day. You will be able to confirm that the system has properly recorded your votes and you do not need to return your proxy card or VIF.

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By Telephone. If you are located in the United States or Canada, you can vote by calling the toll-free telephone number and following the recorded instructions. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your VIF.

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By Mail. If you are a holder of record and received a full paper set of materials, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. If you are a beneficial holder of shares held of record by a bank or broker or other street name, please complete and mail the VIF provided by the holder of record.

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At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to cast your vote. If you are a beneficial owner, you will need to have a legal proxy from your broker, bank or other holder of record in order to vote by ballot at the meeting.

May I revoke a proxy?

Yes. You may revoke a proxy at any time before the proxy is exercised by filing with the Corporate Secretary a notice of revocation, or by submitting a later-dated proxy by mail, telephone or electronically through the Internet. You may also revoke your proxy by attending the annual meeting and voting in person.

What is householding and how does it affect me?

Exelon has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2011 Financial Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in the Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, in person or represented by proxy, is necessary to constitute a quorum.

Election of Directors: Majority Vote Policy

Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast.

Our Bylaws provide that, in an uncontested election, each director nominee must submit to the board before the annual meeting a letter of resignation that is conditioned on not receiving a majority of the votes cast at the annual meeting. The resignation of a director nominee who is not an incumbent director is automatically accepted by the board. The resignation of an incumbent director is tendered to the independent directors of the board for a determination of whether or not to accept the resignation. The board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

Ratification of PricewaterhouseCoopers as Independent Accountant

The appointment of PricewaterhouseCoopers LLP as Exelon Corporation’s independent accountant requires an affirmative vote of a majority of shares of common stock represented at the annual meeting and entitled to vote thereon in order to be adopted.

Executive Compensation

The vote on executive compensation is advisory and is not binding on the company, the board of directors, or the compensation committee in any way, as provided by law. Our board and the compensation committee will review the results of the vote and will take it into account in making a determination concerning executive compensation consistent with our record of shareowner engagement.

How often will I vote on executive compensation?

Every year. Based on its recommendation to shareholders in favor of an annual vote and the vote of over 77% of Exelon’s shares in favor of an annual vote, the Exelon board of directors has decided to hold the advisory vote on executive compensation annually until the next required vote on the frequency of shareholder votes on the compensation of executives.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement.

Who will count the votes?

Representatives of Broadridge Financial Communications and Exelon’s Office of Corporate Governance will tabulate the votes and act as inspectors of the election.

Where can I find the voting results?

We will report the voting results in a Form 8-K to be filed with the SEC within four business days following the end of our annual meeting.

Who will pay for the cost of this proxy solicitation?

Exelon will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Alliance Advisors, LLC to distribute and solicit proxies. We will pay Alliance Advisors, LLC a fee of $15,000 plus reasonable expenses for these services.

Corporate Governance at Exelon

Exelon is committed to maintaining the highest standards of corporate governance. We believe that strong corporate governance is critical to achieving our performance goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies and other stakeholders. The Corporate Governance Principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the company as they change over time. A summary of our Corporate Governance Principles is set forth below.

Corporate Governance Principles

Our Corporate Governance Principles, together with the board committee charters, provide the framework for the effective governance of Exelon. The board of directors has adopted our Corporate Governance Principles to address matters including qualifications for directors, standards of independence for directors, election of directors, responsibilities and expectations of directors, and evaluating board, committee and individual director performance. The Corporate Governance Principles also address director orientation and training, the evaluation of the chief executive officer and succession planning.

The Board’s Function and Structure

Exelon’s business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board considers the interests of other constituencies, which include customers, employees, annuitants, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

Lead Director; Chairman of the Board

Exelon’s Corporate Governance Principles establish the position of Lead Director. The Lead Director is an independent director elected by the independent directors of the Exelon board, upon the recommendation of the corporate governance committee, with responsibilities to act at any time when (1) the positions of Chairman of the Board and the Chief Executive Officer are held by the same person; or (2) for other reasons the person holding the position of Chairman of the Board is not an independent director under the applicable director independence standards.

As specified in the Corporate Governance Principles, the role of the Lead Director includes:

■	presiding at executive sessions of non-management or independent directors;

■	calling meetings of the independent directors;

■	serving as an advisor to the Chairman and the Chief Executive Officer (“CEO”);

■	functioning as the non-exclusive liaison between the non-management directors and the Chairman and the CEO;

■	adding items to agendas for board meetings;

■	assuring the sufficiency of the time for discussion at board meetings;

■	leading, in conjunction with the corporate governance and compensation committees, the process for evaluating the performance of the CEO and determining his compensation;

■	leading on corporate governance initiatives relevant to board and committee operations;

■	in the event of the death or incapacity of the Chairman of the Board, serving as the acting Chairman of the Board until such time as a Chairman of the Board is selected;

■	receiving and responding to mail addressed to the board of directors; and

■	having such additional powers and responsibilities as the board of directors may from time to time assign or request.

The board of directors appointed John W. Rowe to hold the positions of Chairman of the Board and Chief Executive Officer. The board determined that Mr. Rowe should serve in the combined roles of Chairman and CEO because it believes that Exelon has in place effective arrangements and structures to ensure that the company maintains the highest standard of corporate governance and board independence and independent board leadership and continued accountability of the chairman and the CEO to the board. These arrangements and structures include:

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14 of the 15 directors on the board are independent and meet the independence requirements under the NYSE listing standards and the additional independence requirements under the company’s Corporate Governance Principles.

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In 2010, the board elected M. Walter D’Alessio as the independent Lead Director. Mr. D’Alessio has been a member of our board since 2000 and served as the Presiding Director and the chair of the corporate governance committee and is a member of our compensation committee. Mr. D’Alessio’s responsibilities as Lead Director complement Mr. Rowe’s role as Chairman and CEO while providing independent board leadership and the necessary checks and balances to hold both the board and the Chairman and the CEO accountable in their respective roles.

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All of the board’s committees, including audit, compensation and corporate governance, as well as the energy delivery, generation, investment and risk oversight committees, have been composed solely of and chaired by independent directors.

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A significant portion of the business of the Exelon board is reviewed or approved by the board’s committees, and the agendas of the board’s committees are driven by the independent chairs through their discussions with management.

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The board agendas, in turn, are determined in large part by the committee agendas, and discussions at board meetings are driven to a significant degree by the reports the committee chairs present to the full board.

■	Mr. Rowe’s performance and compensation are reviewed annually by the full board in executive session under the leadership of the Lead Director and the corporate governance and compensation committees.

Although the Exelon board concluded that separation of the roles of Chairman and CEO are not necessary while Mr. Rowe holds those positions, the board retained the right to separate those roles if the board should determine that such a separation would be in the best interest of Exelon and its shareholders. The Merger Agreement provides that, upon consummation of the Merger, Mr. Shattuck, the current Chairman and CEO of Constellation, will become Chairman of the Exelon board and Mr. Crane will become Exelon’s CEO. In order to further enhance corporate governance and independent board leadership and continued accountability of the Chairman and the CEO to the board, the Exelon board of directors has revised the Corporate Governance Principles to reflect the potential separation of the positions of the Chairman and the CEO and clarify the separate duties and responsibilities of the Lead Director and the chair of the corporate governance committee.

Information About the Board of Directors and Committees

The board of directors held ten meetings during 2011. The board also attended a two-day strategy retreat with the senior officers of Exelon and subsidiary companies. All directors attended at least 75% of all board and committee meetings that they were eligible to attend, with an average attendance of 99.5% across all directors for all board and committee meetings. Although Exelon does not have a formal policy requiring attendance at the annual shareholders meeting, all directors generally attend the annual meeting and all of them did so in 2011.

The Chairman and the CEO are invited guests and are welcome to attend all committee meetings, except when the independent directors meet in executive session, such as when they conduct their performance evaluations or discuss their compensation.

In 2011, six standing committees and one subcommittee assisted the board in carrying out its duties: the audit committee, the compensation committee, the corporate governance committee, the energy delivery oversight committee, the generation oversight committee, the risk oversight committee, and the risk oversight committee investment subcommittee. We describe the committees, their membership during 2011 and their principal responsibilities below:

Audit	Compensation	Corporate Governance	Energy Delivery	Generation Oversight	Risk Oversight	Risk Oversight Committee Investment Subcommittee (1)

John A. Canning, Jr.	John A. Canning, Jr.	M. Walter D’Alessio (Chair)	Nicholas DeBenedictis (Chair)	Nicholas DeBenedictis	Nelson A. Diaz	Sue L. Gin
Sue L. Gin	M. Walter D’Alessio	Nicholas DeBenedictis	Nelson A. Diaz	Nelson A. Diaz	Sue L. Gin (Chair)	Paul L. Joskow
Paul L. Joskow	Rosemarie B. Greco (Chair)	Sue L. Gin	Rosemarie B. Greco	Richard W. Mies (Chair)	Paul L. Joskow	William C. Richardson
Richard W. Mies	William C. Richardson	Rosemarie B. Greco	Paul L. Joskow	John M. Palms	Richard W. Mies	John W. Rogers, Jr. (Chair)
John M. Palms (Chair)	Stephen D. Steinour	John M. Palms	Thomas J. Ridge		John M. Palms
William C. Richardson		William C. Richardson	Don Thompson		William C. Richardson
Stephen D. Steinour		John W. Rogers, Jr.			Thomas J. Ridge
John W. Rogers, Jr.

(1)	The Risk Oversight Committee Investment Subcommittee was terminated on January 24, 2012 and the Investment Oversight Committee was created as a committee of the board of directors. The chair and membership remain the same.

Board Oversight of Risk

The company operates in a market and regulatory environment that involves significant risks, many of which are beyond its control. The company has an enterprise risk management group consisting of a Chief Risk Officer and a full-time staff of 56 persons. The risk management group draws upon other company personnel for additional support on various matters related to the identification, assessment and management of enterprise risks. The company also has a risk management committee of company officers and other management personnel, who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. Management of the company regularly meets with the Chief Risk Officer and the risk management committee to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Risk Officer and risk management group staff perform an annual assessment of enterprise risks, drawing upon resources throughout the company for an assessment of the likelihood and magnitude of the identified risks. The Chief Risk Officer and senior executives of the company discuss those risks with the risk oversight and audit committees of the Exelon board of directors and, when appropriate, the Commonwealth Edison Company (“ComEd”) and PECO Energy Company (“PECO”) boards of directors. In addition, the Exelon board’s generation oversight and energy delivery oversight committees, respectively, evaluate risks related to the company’s generation and energy delivery businesses. The committees of the Exelon board regularly report to the full board on the committees’ discussions of enterprise risks. In addition, the Exelon board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities.

Board/Committee/Director Evaluation

The board has a three-part annual evaluation process that is coordinated by the Lead Director and the corporate governance committee: committee self-evaluations; a full board evaluation; and the evaluation of the individual directors. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full board evaluation considers the following factors, among others, in light of the committee self-assessments: (1) the effectiveness of the board organization and committee structure; (2) the quality of meetings, agendas, presentations and meeting materials; (3) the effectiveness of director preparation and participation in discussions; (4) the effectiveness of director selection, orientation and continuing education processes; (5) the effectiveness of the process for establishing the CEO’s performance criteria and evaluating his performance; and (6) the quality of administrative planning and logistical support.

Individual director performance assessments involve a discussion among the Lead Director and other directors, including members of the corporate governance committee, of each director’s performance using the performance expectations for directors contained in the Corporate Governance Principles. In addition, Lead Director, the chairman of the corporate governance committee or the chairman of the board provides individual feedback, as necessary. All assessments focus on both strengths and opportunities for improvement.

Director Education

The board has a program for orienting new directors and providing continuing education for all directors that is overseen by the corporate governance committee. The orientation program is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. All new directors receive materials about Exelon, the board and board policies and operations. Each new director is scheduled for meetings with the CEO and each executive vice president and members of his or her staff for a briefing on the executive’s responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs (incumbent directors are also invited to participate in the site visits, if available).

Continuing director education is provided during portions of regular board and committee meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory or accounting standards). The education often takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The audit committee devotes a meeting each year to educating the committee members about new accounting rules and standards, and topics that are necessary to having a good understanding of our accounting practices and financial statements. Both the energy delivery oversight committee and the generation oversight committee use site visits as a regular part of education for their members: (1) the generation oversight committee holds each meeting at a different generating station (nuclear, fossil or hydro) and the agenda always includes a briefing by local plant management, a tour of the facility and lunch with plant personnel; and (2) the energy delivery oversight committee periodically tours substations, transmission and distribution lines, call centers and other facilities. Continuing director education also involves individual directors’ attendance at director education seminars. The company pays the cost for any director to attend outside director education seminars on corporate governance or other topics relevant to their service as directors.

Audit Committee

The audit committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The audit committee met seven times in 2011. Under its charter, the audit committee’s principal duties include:

■	Reviewing financial reporting, accounting practices and internal control functions;

■	With the assistance of the risk oversight committee, reviewing and making recommendations to the full board regarding risk management policy and legal and regulatory compliance;

■	Recommending the independent accountant;

■	Approving the scope of the annual audits by the independent accountant and internal auditors; and

■	Reviewing and making recommendations to the full board regarding officers’ and directors’ expenses and compliance with Exelon’s Code of Business Conduct.

The committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent accountant, the internal auditors and the chief legal officer.

Audit Committee Financial Experts

The board of directors has determined that each of the members of the audit committee is an “audit committee financial expert” for purposes of the SEC’s rules.

The board of directors also has determined that each of the members of the audit committee is independent as defined by the rules of the NYSE and our Corporate Governance Principles.

Report of the Audit Committee

In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2011 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountant. The Exelon audit committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Exelon audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 7, 2012

The Audit Committee

John M. Palms, Chair

John A. Canning, Jr.

Sue L. Gin

Paul L. Joskow

Richard W. Mies

William C. Richardson

Stephen D. Steinour

Compensation Committee

The compensation committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The compensation committee met eight times in 2011.

The compensation committee’s principal duties, as discussed in its charter, include:

■	Ensuring that executive compensation levels and targets are aligned with, and designed to achieve, Exelon’s strategic and operating objectives; and

■

Reviewing recommendations from management and outside consultants and approving or recommending approval of matters of executive compensation for officers of Exelon and its subsidiaries, including base salary, incentive awards, equity grants, perquisites, and other forms of compensation.

Executive officers are involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the compensation committee (and the independent directors and the full board of directors, respectively, with respect to the compensation of executive vice presidents and higher officers and the ComEd CEO) makes the final determinations with respect to compensation programs and adjustments. The Chairman and the CEO are considered invited guests and are welcome to attend the meetings of the compensation committee, except when the compensation committee meets in executive session to discuss, for example, the Chairman or the CEO’s own compensation. The Chairman and the CEO cannot call meetings of the compensation committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s business plan. The compensation committee reviews the recommendations and establishes the final goals. The compensation committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s annual incentive payout, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The CEO reviews all of the recommendations of the executive officers before they are presented to the compensation committee. The human resources function provides to the compensation committee and the independent directors data showing the history of the CEO’s compensation and data that analyzes the cost of a range of several alternatives for changes to the CEO’s compensation, but neither the executive officers nor the CEO makes any recommendation to the compensation committee or the independent directors with respect to the compensation of the CEO.

The compensation committee has delegated to the CEO the authority to make off-cycle awards to employees who are not subject to the limitations of Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher officers of Exelon, provided that such authority is limited to making grants of up to 1,200,000 options in the aggregate, and 20,000 options per recipient in any year. The compensation committee reviews and ratifies these grants. On rare occasions, stock options are granted to new hires on the date they commence employment.

Compensation Consultant

Pursuant to the compensation committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee. For many years the committee has relied on Mr. Richard Meischeid of Pay Governance LLC as its independent compensation consultant.

As part of its ongoing services to the compensation committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the compensation committee, the compensation consultant does the following:

■	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

■	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

■	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

■	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation committee in preparing their recommendations to the full board of directors or, in the case of the CEO, the independent directors, on compensation for the senior executives. In addition to its general responsibilities, the compensation consultant attends the compensation committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

The committee adopted a formal compensation consultant independence policy in July 2009 that codified its past practices. The compensation consultant independence policy is available on the Exelon website at www.exeloncorp.com, under the investor relations tab. The purpose of the policy is to ensure that the advisers or consultants retained by the committee are independent of the company and its management, as determined by the committee using its reasonable business judgment. The committee considers all facts and circumstances it deems relevant, such as the nature of any relationship between a compensation consultant, the compensation consultant’s firm, and the company and the nature of any services provided by the compensation consultant’s firm to the company that are unrelated to the compensation consultant’s work for the committee. Under the policy, a compensation consultant shall not be considered independent if the compensation consultant or the compensation consultant’s firm receives more than one percent of its annual gross revenues for services provided to the company. Under the policy, the compensation consultant reports directly to the chair of the compensation committee, and the committee approves the aggregate amount of fees to be paid to the compensation consultant or the compensation consultant’s firm. The policy requires that the compensation consultant and any associates providing services to the compensation committee have no direct involvement with any other aspects of the compensation consultant’s firm’s relationship with Exelon (other than any director compensation services that may be performed for the corporate governance committee), and that no element of the compensation consultant’s compensation may be based on any consideration of the revenues for other services that the firm may provide to Exelon. For 2011, the amount of fees paid to Pay Governance for additional services beyond its work as consultant to the Compensation Committee was less than $120,000.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011 and as of the date of this proxy statement, none of the members of the compensation committee was or is an officer or employee of the company, and no executive officer of the company served or serves on any compensation committee or board of any company that employed or employs any members of the company’s compensation committee or board of directors.

Corporate Governance Committee

The corporate governance committee met five times in 2011. All members of the committee are independent directors.

In addition to its other duties described elsewhere in this proxy statement, the corporate governance committee’s principal duties, as discussed in its charter, include:

■	Reviewing and making recommendations on corporate, board and committee structure, organization, committee membership, functions, compensation and effectiveness;

■	Monitoring corporate governance trends and making recommendations to the board regarding the Corporate Governance Principles;

■	Identifying potential director candidates and coordinating the nominating process for directors;

■	Coordinating the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance;

■	Monitoring succession planning and executive leadership development;

■	Overseeing Exelon’s strategies and efforts to protect and improve the environment, including climate change, sustainability and the Exelon 2020 plan;

■	Approving or amending delegations of authority for Exelon and its subsidiaries; and

■	Overseeing Exelon’s efforts to promote diversity among its directors, officers, employees and contractors.

The committee may act on behalf of the full board when the board is not in session. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation, and for this purpose it periodically asks the consultant to prepare a study of the compensation of the company’s directors compared to the directors of companies in the same peer group used for executive compensation. This study is used as the basis for the corporate governance committee’s recommendations to the full board with respect to director compensation. The corporate governance committee may utilize other consultants, such as specialized search firms to identify candidates for director.

Energy Delivery Oversight Committee

The energy delivery oversight committee met five times in 2011.

The energy delivery oversight committee’s principal duties, as discussed in its charter, include:

■

Overseeing the operating utilities’ (ComEd, PECO and Exelon Transmission Company) performance trends, compared to benchmarks, focusing on issues having cross-utility impact or opportunities for sharing best practices and lessons learned;

■	Reviewing issues having significant impact on utility capital budgets and resource adequacy to meet utility service obligations;

■

Overseeing the establishment of and compliance with policies and procedures for the management and mitigation of risks associated with the security and integrity of the transmission and distribution assets of ComEd, PECO and Exelon Transmission Company;

■	Reviewing significant legislative, regulatory and investment and recovery strategies, focusing on those with potential multi-state or multi-utility impact;

■

Reviewing significant labor and human relations policies or issues related to the operating utilities, focusing on those with potential cross-utility impact and sharing of best practices and lessons learned; and

■	Reviewing significant environmental, health and safety policies or practices related to the operating utilities.

Generation Oversight Committee

The generation oversight committee met six times in 2011.

The generation oversight committee’s principal duties, as discussed in its charter, include:

■

Advising and assisting the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon or its subsidiaries, including those in which Exelon has significant equity or operational interests;

■	Reviewing major investments and changes in strategy regarding the generating facilities;

■	Reviewing the budget and business plans of Exelon Generation Company and monitoring its operating and financial performance;

■	Overseeing the establishment of and compliance with policies and procedures to manage and mitigate risks associated with the security and integrity of Exelon Generation Company’s assets; and

■	Reviewing environmental, health and safety issues related to Exelon Generation Company.

Investment Oversight Committee; Formerly the Risk Oversight Committee Investment Subcommittee

In January 2012, the board established the investment oversight committee in place of the former investment subcommittee of the risk oversight committee. The investment oversight committee is responsible for general oversight of Exelon’s investment management functions. The committee serves as a resource and advisory panel for Exelon’s management-level investment management team and reports to the board.

The risk oversight investment subcommittee met four times in 2011.

The investment oversight committee’s principal duties, as discussed in its charter, include:

■

Overseeing the management and investment of the assets held in trusts established or maintained by the company or any subsidiary for the purpose of funding the expense of decommissioning nuclear facilities;

■	Monitoring the performance of the nuclear decommissioning trusts and the trustees, investment managers and other advisors and service providers for the trusts;

■

Overseeing the evaluation, selection and retention of investment advisory and management, consulting, accounting, financial, clerical or other services with respect to the nuclear decommissioning trusts;

■	Overseeing the evaluation, selection and appointment of trustees and other fiduciaries for the nuclear decommissioning trusts;

■	Overseeing the administration of the nuclear decommissioning trusts; and

■	Monitoring and receiving periodic reports concerning the investment performance of the trusts under the pension and post-retirement welfare plans and the investment options under the savings plans.

Risk Oversight Committee

The risk oversight committee met six times in 2011.

The risk oversight committee’s principal duties, as discussed in its current charter, include:

■	Overseeing the company’s risk management functions;

■

Reporting to the audit committee and to the full board regarding corporate risk management policy (including financial risks, legal and regulatory risks), power marketing, power trading risk management strategy, nuclear fuels procurement and performance, and the hedged condition of the generation portfolio; and

■	Reviewing and approving risk policies relating to power marketing, hedging and the use of derivatives.

Director Independence

Under Exelon’s Corporate Governance Principles, a substantial majority of the board must be composed of independent directors, as defined by the NYSE. In addition to complying with the NYSE rules, Exelon monitors the independence of audit and compensation committee members under rules of the SEC (for members of the audit and compensation committees) and the Internal Revenue Service (for members of the compensation committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence and the following categorical standards to address those relationships that are not specifically covered by the NYSE rules:

1.	A director’s relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director’s independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in the most recent fiscal year, is less than the greater of $1 million or 5% of the recipient’s consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director’s independence, if and to the extent that: (a) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing market prices set by a well-established commodity market, or fixed in conformity with law or governmental authority; or (b) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

2.	If a director is a current employee, or a director’s immediate family member is an executive officer, of a charitable or other tax-exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 2% of that organization’s consolidated gross receipts in that year. In any other circumstance, a director’s relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of all contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 5% of that organization’s consolidated gross receipts in that year. Transactions and relationships with charitable and other tax-exempt organizations that exceed these standards will be evaluated by the board to determine whether there is any effect on a director’s independence.

Each year, directors are requested to provide information about their business relationships with Exelon, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships between their immediate family members and Exelon. All relationships are evaluated by Exelon’s Office of Corporate Governance for materiality. Data on transactions between Exelon and companies for which an Exelon director or an immediate family member serves as a director or executive officer are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The same information is considered by the full board in making the final determination of independence.

Mr. Rowe is not considered an independent director because of his employment as Chairman and Chief Executive Officer of Exelon. If elected to the board, Mr. Crane will not be considered an independent director because of his employment with Exelon. Each of the other current Exelon directors was determined by our board of directors to be “independent” under applicable guidelines presented above. The amounts involved in the transactions between Exelon and its subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, all fell below the thresholds specified by the NYSE rules and the categorical standards specified in the company’s Corporate Governance Principles. Because Exelon provides utility services through its subsidiaries ComEd, PECO and Exelon Energy and many of its directors live in areas served by the Exelon subsidiaries, many of the directors are affiliated with businesses and charities that receive utility services from Exelon’s subsidiaries. The corporate governance committee does not review transactions pursuant to which Exelon sells gas or electricity to these businesses or charities at tariffed rates. Similarly, because Exelon and its subsidiaries are active in their communities and make substantial charitable contributions, and many of Exelon’s directors live in communities served by Exelon and its subsidiaries and are active in those communities, many of Exelon’s directors are affiliated with charities that receive contributions from Exelon and its subsidiaries.

None of the directors or their immediate family members is an executive officer of any charitable organizations to which Exelon or its subsidiaries contribute. All such payments to charitable organizations were immaterial under the applicable independence criteria.

We describe below various transactions and relationships considered by the board in assessing the independence of each current Exelon director.

M. Walter D’Alessio

Mr. D’Alessio is the non-executive chairman and a director of a company that received $5,500,000 from Exelon for health care coverage for Exelon employees.

Nicholas DeBenedictis

Mr. DeBenedictis serves as the chairman, president and chief executive officer of a public utility company that received approximately $825,000 from Exelon for water supplies. Exelon made these purchases under tariffed utility rates. Mr. DeBenedictis serves as a director of a company that received $5,500,000 from Exelon for health care coverage for Exelon employees. Mr. DeBenedictis serves as a director of a public company that received approximately $250,000 from Exelon for renewable energy credits.

Nelson A. Diaz

Mr. Diaz was Of Counsel to a law firm that provided legal services to Exelon. In 2011, Exelon paid the law firm approximately $200,000. Mr. Diaz did not work on any matters relating to Exelon and derived no financial benefit from any legal services that the law firm provides to Exelon. The board does not consider that Exelon’s relationship with the law firm impairs Mr. Diaz’ independence. Mr. Diaz is no longer employed by this firm.

Sue L. Gin

Ms. Gin is the chairman and chief executive officer of a company that is a customer of Exelon Energy. The company paid Exelon Energy approximately $621,000 for natural gas in 2011 under contracts that were competitively bid.

Rosemarie B. Greco

Ms. Greco served as the director of a public company that is a supplier of fuel oil to Exelon Generation and PECO. In 2011, Exelon paid the company approximately $17,000,000.

Richard W. Mies

Admiral Mies serves as the director of a public company that provides services to Exelon Generation. In 2011, Exelon paid that company approximately $6,400,000.

Dr. William C. Richardson

Dr. Richardson serves as a director of a public company that provided financial services to Exelon. In 2011, Exelon paid the company approximately $2,560,000.

Thomas J. Ridge

Governor Ridge is a senior advisor to a major accounting firm that provided non-audit services to Exelon. In 2011, Exelon paid the firm approximately $17,800,000.

John W. Rogers, Jr.

Mr. Rogers serves as a director of a company that provides benefit administration services to Exelon. In 2011, Exelon paid the company approximately $5,300,000. Mr. Rogers also serves a director of a company that is a customer of Exelon Energy. The company paid Exelon Energy approximately $7,000,000 in 2011. For additional information, see Related Person Transactions below.

Stephen D. Steinour

Mr. Steinour is the chairman, president and chief executive officer of a company that is a customer of Exelon Energy. The company paid Exelon Energy approximately $338,000 in 2011.

Don Thompson

Mr. Thompson is the president and chief executive officer of a company that is a customer of Exelon Energy. The company paid Exelon Energy approximately $7,000,000 in 2011. For additional information, see Related Person Transactions below.

Related Person Transactions

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from ComEd or PECO at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

As required by the policy, the board reviewed all commercial, charitable, civic and other relationships with Exelon in 2011 that were disclosed by directors and executive officers of Exelon, ComEd and PECO, and by executive officers of Exelon Generation that required separate consideration and ratification. The Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The corporate governance committee and the board reviewed the analysis prepared by the Office of Corporate Governance, which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The corporate governance committee and the board considered the facts and circumstances of each of these related person transactions, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimus nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under set, tariffed rates or the price and terms were determined as a result of a competitive bidding process. Only one of the related person transactions required disclosure in this proxy statement.

McDonald’s Corporation and its subsidiaries purchase both gas and electricity from Exelon in the ordinary course of business. McDonald’s independently-owned and operated franchisees also purchase gas and electricity from Exelon in the ordinary course of business. Purchases from ComEd and PECO are at tariffed rates and therefore do not require disclosure. Gas purchases from Exelon Energy are made based on fixed prices for a portion of the contract quantities with differences settled at market prices based on an independent, publicly available index. Electricity purchases made from Exelon Energy are made at the fixed price for power in the ComEd Zone within the PJM Interconnection. In 2011, McDonald’s USA procured electricity services from Exelon Energy at market rates in the amount of approximately $4.4 million and gas services at market rates in the amount of approximately $1.3 million. McDonald’s USA will procure electricity and gas from Exelon Energy under the same agreements in 2012. Director Don Thompson is President and Chief Operating Officer of McDonald’s Corporation. Director John Rogers is also a director of McDonald’s Corporation, of which McDonald’s USA is a subsidiary.

The corporate governance committee and the Exelon board reviewed the sales at market prices to McDonald’s as related person transactions and concluded that the transactions were in the best interests of Exelon because they involved the sale of electricity and gas in the ordinary course at prices based on independent, publicly available indices. There was no indication that either of Exelon’s directors was involved in the negotiations of the contracts or had any direct or indirect material interest in the transactions or influence over them. As compared to Exelon’s and McDonald’s overall sales, the transactions are immaterial, individually and in the aggregate.

Director Nomination Process

The corporate governance committee serves as the nominating committee and recommends director nominees. The board of directors receives the proposed nominations from the corporate governance committee and approves the nominees to be included in the Exelon proxy materials that are distributed to shareholders.

The corporate governance committee considers all candidates for director, including directors currently serving on the board and candidates recommended by shareholders and others. The committee may also utilize specialized search firms to identify and assess potential candidates.

The committee determines the appropriate mix of skills and characteristics required to best fill the needs of the board and periodically reviews and updates the criteria as deemed necessary. The board believes that diversity in personal background, race, gender, age and nationality are important considerations in selecting candidates. All candidates are considered in light of the following standards and qualifications for director that are contained in the Exelon Corporate Governance Principles:

■	Highest personal and professional ethics, integrity and values;

■	An inquiring and independent mind;

■	Practical wisdom and mature judgment;

■	Broad training and experience at the policy-making level in business, government, education or technology;

■	Expertise useful to Exelon and complementary to the background and experience of other Exelon board members;

■	Willingness to devote the required amount of time to the duties and responsibilities of board membership;

■	A commitment to serve over a period of years to develop knowledge about Exelon; and

■	Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

The satisfaction of these criteria is implemented and assessed through consideration of directors and nominees by the corporate governance committee and the board of directors and through the process for evaluation of the board’s effectiveness. The corporate governance committee and the board believe that the criteria have been satisfied to create an effective mix of experience, skills, specialized knowledge, diversity, and other qualifications and attributes among members of the board of directors.

Composition of the Board of Directors and Committees

The corporate governance committee believes that the current membership of the board and the committees represents an effective mix of directors in terms of the range of backgrounds and experience and diversity. The current board consists of directors who range in age from 48 to 78, with an average age of 65 and a median age of 66. The tenure of the directors is similarly varied, with six directors having served since the company’s creation in 2000, one since 2002, one since 2004, two since 2005, three since 2007, and one each since 2008 and 2009. Five directors come from the Chicago area and five from the Philadelphia area, the company’s two primary markets, while five come from other parts of the country. Two directors are African-Americans, two are women, one is Hispanic, and one is Asian-American. The addition of four new directors from the Constellation board will further enhance the Exelon board’s range of experience and diversity.

The current directors have a wide diversity of experiences that fill the needs of the board and its committees. Eight directors are current or former CEOs of corporations; two are former CEOs of universities. Two directors have strong nuclear experience. Four directors have experience in banking and investment management. Four have served in government and one has flag officer military experience. Individual directors have experience or expertise in real estate, utility and environmental matters, law, the economics of energy, and engineering and operations.

In determining the membership of the committees, the corporate governance committee has sought to have each committee reflect a range of backgrounds and experience and diversity. Every member of the audit committee qualifies as an “audit committee financial expert”, as defined by SEC rules, and most of the members serve or have served on audit committees of other companies. Two members of the generation oversight committee have nuclear expertise. The chairs of the audit and risk oversight committees sit on each other’s committees, and there is significant overlap in the membership of the committees reflecting the overlap in responsibilities. Similarly, the chairs of the corporate governance and compensation committees sit on each other’s committees, which is helpful in the company’s process for evaluating the CEO’s performance and setting his compensation. Almost all of the members of the corporate governance committee serve or have served on the corporate governance committees of other corporations. The chair of the compensation committee has experience in human relations, and several of the members have served on the compensation committees of other corporations. The energy delivery oversight committee includes members with experience in utility operations, environmental matters, the economics of energy, law, and governmental affairs, facilitating the committee’s oversight of the heavily-regulated energy delivery businesses. The risk oversight committee includes members with experience in the economics of energy, nuclear operations, and banking and investment management, reflecting experience in dealing with the range of risks that the company faces. Biographical information about each of the directors and nominees follows.

Proposal 1: Election of Directors

Upon the recommendation of the corporate governance committee, the board nominated the following candidates for election as directors, each to serve a term ending with the annual meeting in 2013. Each of the following nominees has agreed to be named in this proxy statement and to serve as a director, if elected. If any director is unable to stand for election, the board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. Exelon does not expect that any director nominee will be unable to serve. However, Mr. Rowe and Dr. Palms will retire upon consummation of the Merger and will not be nominated or stand for re-election if the Merger is consummated before the Annual Meeting.

Given the uncertainty of the timing of the remaining regulatory approval required to complete the Merger and the resulting uncertainty regarding the Merger closing date, the slate of directors who will be nominated and stand for election at Exelon’s Annual Meeting will vary, depending on the status of the Merger on April 2, 2012.

The Merger Agreement provides that, upon the closing of the Merger, four people who now serve on the Constellation board of directors will be appointed to the Exelon board of directors. The four Constellation directors who have been designated by Constellation to serve on the Exelon board will be appointed to the Exelon board only when the Merger closes. If the Merger closes before April 2, 2012, those four people will be appointed to the Exelon board and will be nominated for reelection to the Exelon board at the Annual Meeting.

In the event that the Merger has not closed before the Annual Meeting, all of the current Exelon directors, including Mr. Rowe and Dr. Palms, will be nominated and stand for reelection to the Exelon board. In that event, four Constellation directors who have been designated by Constellation to serve on the Exelon board will not be nominated or stand for election to the Exelon board at the Annual Meeting but will be appointed to the Exelon board at the Merger closing when it occurs at a later date.

Mr. Christopher Crane, who will become the Chief Executive Officer of the combined company upon consummation of the Merger, will be nominated for election to the Exelon board regardless of the Merger closing date.

The board of directors recommends a vote “FOR”

each of the director nominees below.

John A. Canning, Jr.

Director since 2008

Age 67

Member-Audit Committee

Member-Compensation Committee

Mr. Canning is the Chairman and co-founder of Madison Dearborn Partners, LLC (“MDP”), which specializes in management buyout and structured equity investing. MDP has raised investment funds with more than $18 billion in limited partner commitments from over 400 endowments, pension funds and other sophisticated investors. MDP has made significant investments in the energy and power industry. Prior to co-founding MDP, Mr. Canning spent 24 years with First Chicago Corporation, where he managed the bank’s venture investments. Altogether he has 30 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. Mr. Canning also serves on the board of directors of TransUnion Corp. (credit services), and Corning Incorporated (specialty glass and ceramics) where he is a member of the finance committee. Mr. Canning is a former director and Chairman of the Federal Reserve Bank of Chicago, giving him insight into economic trends important to the business of Exelon. He is also a Commissioner of the Irish Pension Reserve Fund. Mr. Canning has also served on the board of directors of Jefferson Smurfit Group plc. He has served on the audit committees of several charitable organizations, including the Irish Reserve Pension Fund. In addition to his business experience, he also has a law degree. Mr. Canning is a recognized leader in the Chicago business community with knowledge of the economy of the Midwestern United States and the northern Illinois communities that Exelon serves. Mr. Canning’s business experience and service on the boards of other companies and organizations enable him to contribute to the work of the Exelon board. Mr. Canning’s experience in banking and in managing investments, and his experience on the audit committees of other organizations, make him a valued member of the audit and compensation committees.

Christopher M. Crane

First Nominated in 2012

Age 53

Mr. Crane is President and Chief Operating Officer of Exelon and President of Exelon Generation. Mr. Crane is one of the leading executives in the power industry. Mr. Crane has worked in the nuclear industry in progressively more responsible positions for 30 years. He joined Exelon (then ComEd) in 1998, and was named Chief Nuclear Officer in 2004. He was a key player in the dramatic turnaround of ComEd nuclear performance, and the development of Exelon’s proprietary Nuclear Management Model, a codification of industry-leading operational, safety, management, regulatory, workforce and financial practices. The Management Model is the key to Exelon Nuclear’s sustained excellence in production, cost and overall effectiveness. Mr. Crane assumed responsibility for Exelon’s fossil, hydro and renewables facilities, in addition to the nuclear fleet, in 2007. He has directed a broad range of generation and business development initiatives, including new nuclear development, nuclear operating services, development of the nation’s largest urban solar project, innovative decommissioning strategies, and asset optimization. He was instrumental in establishing corporate citizenship and public outreach as a plant priority. He was named Exelon’s President and Chief Operating Officer in September 2008. In addition to generation, he directs the work of Exelon’s power trading organization, corporate development functions, and corporate transmission activities. Prior to joining Exelon, Mr. Crane served as Browns Ferry Nuclear site vice president for the Tennessee Valley Authority, and worked in new plant start-up at the Comanche Peak Nuclear Plant in Texas and Palo Verde Nuclear Generating Station in Arizona. Mr. Crane is an acknowledged leader in both the U.S. and international nuclear industry. Mr. Crane serves as a director of Alexis International, Inc. since 2010 (manufacture and sale of aluminum rolled and extruded products), where he serves on the compensation committee. He is a member of the board of directors of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. He is a member of the executive committee of the Nuclear Energy Institute, the nation’s nuclear industry trade association, where he has also served as chairman of the New Plant Oversight Committee, and as a member of the Nuclear Strategic Issues Advisory Committee, the Nuclear Fuel Supply Committee and the Materials Initiative Group. He is Chairman of the World Nuclear Association, promoting the peaceful worldwide use of nuclear energy. He is on the board of the Foundation for Nuclear Studies.

M. Walter D’Alessio

Director since 2000

Age 78

Lead Director

Chair-Corporate Governance Committee

Member-Compensation Committee

Mr. D’Alessio serves as Lead Director. He is senior managing director of NorthMarq Advisors (a real estate consulting group), a position he has held since July 2003. Prior to that, he was the Chairman and CEO of Legg Mason Real Estate Services, Inc. (1982-July 2003) and the Vice Chairman of NorthMarq Capital (a real estate investment banking firm) (2003-2011). He is the Chairman of the board of Brandywine Realty Trust, where he has been a trustee since 1996, and has been a director of Independence Blue Cross since 1991, and also currently serves as chairman of the board. Mr. D’Alessio has served as a director of the Federal Home Loan Bank Board of Pittsburgh from 2008 through 2010, serving on the governance, human resources and community investment and public policy committees, and a trustee of the Pennsylvania Real Estate Investment Trust since 2005, where he serves as Lead Director and is a member of the compensation committee. He also serves on the Board of PECO, an Exelon subsidiary. Mr. D’Alessio is a leader in the Philadelphia business community and has knowledge of the greater Philadelphia metropolitan area and economic trends in the region, particularly with respect to real estate development. Mr. D’Alessio contributes to the Exelon board through his long history as a business leader and as a director of other business organizations. Through his leadership of other boards and his leadership and participation in the work of committees of other boards, Mr. D’Alessio is valued as a leader of the Exelon board and its corporate governance committee and makes important contributions to the work of the compensation committee, including its evaluation of the performance and compensation of the Exelon CEO. Mr. D’Alessio’s knowledge and expertise in corporate governance has been recognized by his being appointed a member of the Advisory Board of the Drexel University Business School Corporate Governance Program.

Nicholas DeBenedictis

Director since 2002

Age 66

Chair-Energy Delivery Oversight Committee

Member-Corporate Governance Committee

Member-Generation Oversight Committee

Mr. DeBenedictis is the Chairman (since 1993), President and Chief Executive Officer (since 1992) of Aqua America Inc., a water utility with operations in 14 states. Aqua America is the second largest U.S.-based, publicly-traded water and wastewater company in the country, and as its CEO Mr. DeBenedictis has experience in dealing with many of the same development, land use and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. Mr. DeBenedictis has also served as a director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995, where he serves on the audit, compensation, and nominating and corporate governance committees. Mr. DeBenedictis served as a director of Met-Pro Corporation from 1997 until his resignation in February 2010 (global provider of solutions and products for product recovery, pollution control, and fluid handling applications). While a director of Met-Pro, he served as presiding independent director, chair of the corporate governance and nominating committee and a member of the audit committee. Mr. DeBenedictis has a master’s degree in environmental engineering and science. Mr. DeBenedictis is a leader in the greater Philadelphia business community and has knowledge of the communities and local economies served by PECO. Mr. DeBenedictis’ contribution to the Exelon board is enhanced by his experience as the CEO of a public company, his experience on the boards of other companies, his experience as a utility executive, and his experience with environmental regulation, all of which bring useful perspectives to the Exelon board’s energy delivery oversight committee and the generation oversight committee. His prior experience as the presiding director and chair of the corporate governance committee of another public company offer additional insight to the functions of the Exelon corporate governance committee.

Nelson A. Diaz

Director since 2004

Age 64

Member-Energy Delivery Oversight Committee

Member-Generation Oversight Committee

Member-Risk Oversight Committee

Judge Diaz is a contract partner at Dilworth Paxson LLP, a Philadelphia-based regional law firm, where he serves as Chair of the firm’s Diversity Committee. Previously, he was Of Counsel to Cozen O’Connor (a law firm), from May 2007 through June 2011. He was previously a partner of Blank Rome LLP (a law firm), from March 2004 through May 2007, and from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004, and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania (1981-1993), where he served as Administrative Judge responsible for supervising judges and staff and managing the budget. He also served as General Counsel, United States Department of Housing and Urban Affairs (1993-1997). He also serves as a director of PECO and formerly served as Chairman of the board of trustees of Paradigm Multi Strategy Fund I, LLC. His accounting and business background has been utilized in urban economic development and on the non-profit board of the National Association for Credit Counseling. Judge Diaz is a Trustee of Temple University. His undergraduate education was in accounting, and he has participated in a number of seminars and conferences on corporate governance. Judge Diaz’s legal and governmental experience at the federal level and in a city and state where a significant portion of Exelon’s business is conducted has enabled him to contribute to the board and its committees on matters related to federal, state and local regulation and public policy. In addition, Judge Diaz’s Puerto Rican heritage adds diversity to the Exelon board. He also serves on the board of the National Association for Hispanic Elderly, and formerly served on the boards of the U.S. Hispanic Leadership Institute and the United States Hispanic Advocacy Association. He is active in Philadelphia government and community affairs and neighborhood development and has made contributions to Exelon’s outreach to diverse groups within Philadelphia and neighboring communities. Judge Diaz serves as Chair of the Corporate Advisory Board of APM, Inc. (Association of Puerto Ricans on the March) in Philadelphia, is on the Board of Trustees for the Philadelphia Museum of Art and is a member of the President’s Commission on White House Fellowships. Judge Diaz serves on the Exelon board’s energy delivery, generation, and risk oversight committees, where his experience in legal matters and government regulation is best utilized in overseeing Exelon’s business operations and the legal and regulatory risks that Exelon faces.

Sue L. Gin

Director since 2000

Age 70

Chair-Risk Oversight Committee

Member-Audit Committee

Member-Corporate Governance Committee

Member-Investment Oversight Committee

Ms. Gin, a Chicago-based entrepreneur, is founder (1983), owner, chairman and CEO of Flying Food Group, LLC, a wholesale food production company with 17 US kitchens providing quality meals to over 70 airlines—primarily international—and for retail partners in grocery, food service and specialty markets. She is also president and founder of New Management, Ltd., the real estate sales, management and development firm. Flying Food Group is consistently ranked as one of the Chicago area’s leading woman-owned companies. Ms. Gin is also a director of ComEd. She is the first non-French citizen and one of the first women to join the board of Servair, the global Air France catering arm. Other board affiliations include The Foundation for the National Archives, and the boards of key Chicago-area institutions: DePaul University, The Field Museum, Chicago Botanic Gardens and Rush University Medical Center. She is also president of the board of the William G. McGowan Charitable Fund, founded in memory of her late husband, Bill McGowan. A leader of the Chicago-area business and philanthropic communities, Ms. Gin brings to the ComEd board full awareness of the needs of Chicago-area corporate customers. As an Asian-American woman, Ms. Gin adds to the diversity of the boards and enhances Exelon’s diversity initiatives and community outreach.

Rosemarie B. Greco

Director since 2000

Age 65

Chair-Compensation Committee

Member-Corporate Governance Committee

Member-Energy Delivery Oversight Committee

Ms. Greco is the founding principal of GRECOVentures Ltd., a private consulting firm.

Ms. Greco served as a Senior Advisor to the Governor of Pennsylvania-Health Care Reform through January 2011. She served as the director of the Governor’s Office of Health Care Reform for the Commonwealth of Pennsylvania from January 2003 through December 2008. She was formerly President, CEO and director of First Fidelity Bank, N.A., and Senior Executive Vice President and director of First Fidelity Bancorporation and formerly President of CoreStates Financial Corporation and director, President and CEO of CoreStates Bank, N.A. She served from 1998 through May 2011 as a director of Sunoco, Inc. (energy), where she served on the audit, compensation (chair) and governance committees, and served from 1997 through June 2011 as a trustee of Pennsylvania Real Estate Investment Trust, where she served as chair of the executive compensation and human resources committee. She has also served since 1999 as a trustee of SEI Investment Management Corp., a subsidiary of SEI Investments, Co., and serves on the governance (chair) and audit committees. She also serves as a director of PECO. While serving in the banking industry she served for a time as head of a human resources department, experience that has been valuable to her service as chair of Exelon’s compensation committee. Her experience in the banking industry in Philadelphia has given her insight into the needs of the banks’ clients, who are also customers of PECO. Ms. Greco’s role as a female executive has brought diversity to Exelon’s board, and she has contributed to Exelon’s diversity initiatives. Her experience as a CEO with responsibility for overseeing the quality of operations is a useful background for her work on the energy delivery oversight committee, with its focus on operational issues at ComEd and PECO. Ms. Greco’s experiences as a CEO, a management consultant, and a member of a number of corporate boards and governance committees contribute to her effectiveness as a member of the corporate governance committee. In addition, her service as chair of the compensation committee while also serving as a member of the corporate governance committee is designed to facilitate communications between the committees with respect to performance evaluations and succession planning for the executives in conjunction with executive compensation decisions.

Paul L. Joskow, Ph. D.

Director since 2007

Age 64

Member-Audit Committee

Member-Energy Delivery Oversight Committee

Member-Risk Oversight Committee

Member-Investment Oversight Committee

Professor Joskow has been the President of the Alfred P. Sloan Foundation since January 1, 2008. The Sloan Foundation is a philanthropic institution that supports research and education in science, technology and economic performance. He is also the Elizabeth and James Killian Professor of Economics and Management, Emeritus at the Massachusetts Institute of Technology (“MIT”). Professor Joskow joined the MIT faculty in 1972 and served as head of the MIT Department of Economics (1994-1998) and Director of the MIT Center for Energy and Environmental Policy Research (1999-2007). At MIT he was engaged in teaching and research in the areas of industrial organization, energy and environmental economics, competition policy, and government regulation of industry for over 35 years. Much of his research and consulting activity has focused on the electric power industry, electricity pricing, fuel supply, demand, generating technology, and regulation. He is a Fellow of the American Academy of Arts and Sciences and the Econometric Society. He has served on the U.S. Environmental Protection Agency’s (“EPA”) Acid Rain Advisory Committee, on the Environmental Economics Committee of EPA’s Science Advisory Board, and on the National Commission on Energy Policy. He is the chair of the National Academies Board on Science, Technology and Economic Policy. He is a trustee of the Putnam Mutual Funds. In addition to his teaching, research, publishing and consulting activities, he has experience in the energy business, serving as a director of New England Electric System, a public utility holding company (1987-2000), until it was acquired by National Grid. He then served as a director of National Grid plc, an international electric and gas utility holding company, and one of the largest investor-owned utilities in the world (2000-2007). Since 2004 he has been a director of TransCanada Corporation, which is an energy infrastructure company with gas pipelines, electric power operations, and natural gas storage facilities. He currently serves on the audit and governance committees of TransCanada. He previously served on the audit committee of National Grid (2000-2005) and was chair of its finance committee until 2007. He also served on the audit committee of New England Electric System and as the chair of the audit committee of the Putnam Mutual Funds (2002-2005). With his experience in the energy industry and economics, Mr. Joskow makes a contribution to the Exelon board discussions of economics, energy markets, energy policy, industry trends, and risk and the work of the audit, risk oversight, and energy delivery oversight committees in these fields.

Richard W. Mies

Director since 2009

Age 67

Chair-Generation Oversight Committee

Member-Audit Committee

Member-Risk Oversight Committee

Admiral Mies has experience in oversight of nuclear operations, with a combination of nuclear, policy and business experience gained through military service and providing strategic counsel on national security. He is President and Chief Executive Officer of The Mies Group, Ltd., a private consulting firm. Admiral Mies retired from the United States Navy in 2002 following 35 years of service. A nuclear submariner, Admiral Mies has a wide range of operational command experience; he commanded the United States Strategic Command for four years prior to his retirement. Following his military service, Admiral Mies served as a Senior Vice President of Science Applications International Corporation and as President and Chief Executive Officer of its wholly-owned subsidiary, Hicks and Associates, until September 2007. Admiral Mies served from 2008 to 2010 as a director of McDermott International, Inc., an engineering and construction company focused on energy infrastructure, where he served on the audit and governance committees. In 2010, he transitioned to the Babcock and Wilcox Company board when that company was spun off of McDermott International. He is chair of the Babcock and Wilcox board’s safety and security committee and serves on the governance committee. Since 2002 he has served as a director of Mutual of Omaha, an insurance and banking company, where he served on the audit committee (2002-2007), as chair of the corporate governance committee and currently serves as a member of the investment, audit and executive committees. He is also a member of the Board of Governors of Los Alamos and Lawrence Livermore National Security LLCs. In addition to an undergraduate degree in mechanical engineering and mathematics, he has a master’s degree in government administration and international relations. Admiral Mies makes a contribution to the Exelon board through his experience with the Navy and in business and his experience on boards of other companies. He contributes to Exelon’s generation oversight committee through his training as an engineer and his experience with nuclear power. His contribution to the audit and risk oversight committees is enhanced by his business experience and his experience on the boards and audit committees of other companies.

John M. Palms, Ph. D.

Director since 2000

Age 76

Chair-Audit Committee

Member-Corporate Governance Committee

Member-Generation Oversight Committee

Member-Risk Oversight Committee

Dr. Palms has had a distinguished career in academia and business and is a leading expert on nuclear power operations. He is Distinguished President Emeritus and Distinguished University Professor Emeritus of the University of South Carolina. He served as the President of the University of South Carolina (1991-June 2002), overseeing major budgets and approving significant financial and other transactions. He was Distinguished University Professor at the University of South Carolina (2002-2007). He is the former President of Georgia State University and the former Vice President for Academic Affairs and the Charles Howard Chandler Professor of Radiological and Environmental Physics at Emory University. He was recognized for his nuclear energy and operations expertise by serving for five years as a member of the National Nuclear Accreditation Board and the Advisory Council for the Institute of Nuclear Power Operations and its National Academy of Nuclear Training. He also served on the Three Mile Island Public Health Fund Committee to design a Public Acceptable Environmental Monitoring

Program. In 2003 he became the non-executive chairman of the board of directors of Assurant Inc., a provider of specialty insurance and related services with risk management expertise, strong distribution partnerships and complex administrative skills, where he has been a director since 1990 and serves on the nominating and corporate governance and audit committees, and he has also served since 2002 as a director of Computer Task Group, Inc., a provider of information technology solutions and services, where he serves on the executive, nominating and corporate governance, and compensation committees and formerly served on the audit committee, and he has served as a director of The Geo Group, a world leader in the privatized development and management of correction and retention facilities. In addition, Dr. Palms is the former Chairman of the board of trustees of the Institute for Defense Analyses, a non-profit, federally-funded research and development organization that advises the U.S. Secretary of Defense and the U.S. Congress. Dr. Palms makes a contribution to the Exelon board through his extensive knowledge of nuclear power and his experience on the boards and board committees of other public companies. His knowledge and experience with nuclear power makes Dr. Palms a valuable member of the generation oversight and risk oversight committees. His service as chair of the audit committee and a member of the risk oversight committee reinforces the role of the audit committee in overseeing risk matters and ensures full communication between the two committees, given the close relationship between audit and risk issues. Dr. Palms’ experience in the management of large business, academic and other organizations enables him to offer useful perspectives to Exelon’s corporate governance committee.

William C. Richardson, Ph. D.

Director since 2005

Age 71

Member-Audit Committee

Member-Compensation Committee

Member-Corporate Governance Committee

Member-Risk Oversight Committee

Member- Investment Oversight Committee

Dr. Richardson is the President and Chief Executive Officer Emeritus of the W.K. Kellogg Foundation, a private foundation, and the President and Chief Executive Officer Emeritus of Johns Hopkins University. Dr. Richardson served as the President and CEO of the W. K. Kellogg Foundation until his retirement (1995-2005). He also served as chairman of the Kellogg Trust (1996-2007). In that position he and two other trustees directly oversaw the management of an approximately $7.7 billion fund, including a significant position in Kellogg Company (cereal and convenience foods). He was the President of Johns Hopkins University (1990-1995), and Executive Vice President and Provost of Pennsylvania State University (1984-1990). He is a member of the Institute of Medicine, National Academy of Sciences. Dr. Richardson has served as a director of The Bank of New York Mellon Corporation since 1998 and he served as a director of CSX Corporation (railroad) (1992-2008), and he also served as a director of Kellogg Company (1996-2007). Dr. Richardson serves on the audit and examining and corporate governance and nominating committees of Bank of New York Mellon Corporation, and previously served on the audit, governance, and compensation committees of CSX. He was chair of the governance and compensation committees and lead director of CSX, and chair of the finance committee of Kellogg. Dr. Richardson has an MBA and PhD. from the University of Chicago Graduate School of Business. Dr. Richardson’s experience as CEO of a large international research university and in leading a large investment fund and serving as a director of three major corporations and as a member of their governance, audit, risk and compensation committees make him qualified to serve as a director of Exelon. Through his experience, including experience on the committees of other organizations, Dr. Richardson contributes to the work of the Exelon audit, compensation, risk oversight, investment oversight committee, and corporate governance committees.

Thomas J. Ridge

Director since 2005

Age 66

Member-Energy Delivery Oversight Committee

Member-Risk Oversight Committee

Governor Ridge is President of Ridge Global LLC, a consulting firm. He is also a strategic limited partner in Doheny Global Group, a U.S.-based international developer of energy facilities. He served as Secretary of the United States Department of Homeland Security from January 2003 through January 2005, and Assistant to the President for Homeland Security (an Executive Office created by President George W. Bush) from October 2001 through December 2002. He served as Governor of the Commonwealth of Pennsylvania (1994-October 2001) and in the U.S. House of Representatives (1982-1994). He is also a director of The Hershey Company (chocolate and sugar confectionery) since 2007, serving on the finance and risk management and governance committees, and Brightpoint, Inc. since 2009, serving on the strategy committee. Gov. Ridge previously served as a director of Vonage Holdings Corp. (software technology for voice and messaging services) from 2005 to 2011, serving on the nominating and governance and compensation committees. He also previously served as a director of Home Depot Corporation (home improvement specialty retailer) (2005-2007). Gov. Ridge also serves as a director of PECO. Governor Ridge’s governmental service at the federal level and in Pennsylvania is valued by the board. His Department of Homeland Security experience provides valuable insight into issues relating to the security of Exelon’s generation and transmission and distribution facilities. His service as a director of other companies brings additional perspective to the Exelon board. Exelon’s energy delivery and risk oversight committees benefit greatly from Governor Ridge’s insights from his experience in state government and his expertise on matters relating to the security of critical infrastructure.

John W. Rogers, Jr.

Director since 2000

Age 53

Chair-Investment Oversight Committee

Member-Corporate Governance Committee

Member-Risk Oversight Committee

Mr. Rogers is the founder, Chairman and CEO of Ariel Investments, LLC, an institutional money management firm with $5 billion in assets under management, and he serves as trustee of the Ariel Investment Trust. He has served as a director of Aon Corporation (risk management services, insurance and reinsurance brokerage and human capital and management consulting services) since 1993, where he has served on the audit committee, serves on the governance and nominating committee and as chair of the finance committee, and McDonald’s Corporation (global foodservice retailer) since 2003, where he has served on the compensation and corporate responsibility committees. He served as a director of ComEd until May 2010 and served as a member of the ComEd audit committee. Previously he served as a director of GATX corporation (rail, marine and industrial equipment leasing) (1998-2004), where he served on the audit committee, and on the board of Bank One Corporation (bank) (1998-2004), where he served on the audit and risk management and public responsibility committees, and Bally Total Fitness (fitness and health clubs) (2003-2006), where he served as the lead independent director and as chair of the compensation committee. Mr. Rogers also serves as the Chair of the President’s Advisory Council on Financial Capability. Mr. Rogers’ experience on the boards of a number of major corporations based in Chicago in a variety of industries has made him a leader in the Chicago business community with perspective into Chicago business developments. His role in Chicago’s and the nation’s African-American community brings diversity to the board and emphasis to Exelon’s diversity initiatives and community outreach. His experience in investment management and financial markets and as a director of an insurance brokerage and services company are useful to Exelon, particularly with respect to risk management and the management of Exelon’s extensive nuclear decommissioning and pension and post-retirement benefit trust funds, which in 2011 were overseen by a subcommittee of the risk oversight committee on which he served as chair. Mr. Rogers’ service on the boards and committees of other companies has given him experience that adds further depth to the Exelon corporate governance committee. He has spoken at and participated in a number of corporate governance conferences. He was named by the Outstanding Directors Exchange as one of six 2010 Outstanding Directors.

John W. Rowe

Director since 2000

Age 66

Mr. Rowe has served as a Director and as Chief Executive or Co-Chief Executive Officer of Exelon since its formation in October 2000. He has served as Chairman and Chief Executive Officer since April 2002. At various times since 2000, he has also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and ComEd. He also serves as a director of The Northern Trust Corporation (banking) since 2002, where he serves as the Lead Director, chairs the corporate governance committee and serves on the executive and business strategy committees, and Allstate Corporation (insurance), which he joined in February 2012. He serves as Chairman and director of PECO, an Exelon subsidiary, and as a director of ComEd, another Exelon subsidiary. He served as a director of Sunoco, Inc. (energy) from 2003 through December 2011, where he served on the compensation and executive committees and chaired the corporate responsibility committee. Previously, Mr. Rowe served as a director of UnumProvident Corporation (insurance) upon the merger of Unum Corporation into Provident Companies, Inc. in 1999 until 2005, serving on the audit, executive and finance committees (he had previously served as a director of Unum Corporation (1988-1999)); Fleet Boston Financial Corporation (bank) when BankBoston was acquired by Fleet Boston (1999-2002) serving on the community investment and public policy committees; and Wisconsin Central Transportation Corporation (railroad) when it was acquired by Canadian National Railway in 1998 until 2001, serving on the audit committee. Mr. Rowe has an aggregate of over 27 years experience as the CEO of Exelon and other utilities.

Stephen D. Steinour

Director since 2007

Age 53

Member-Audit Committee

Member-Compensation Committee

In January 2009, Mr. Steinour was elected the Chairman, President and Chief Executive Officer of Huntington Bancshares Incorporated, a $54 billion regional bank holding company. He was the Chairman and Managing Partner of CrossHarbor Capital Partners, a private equity firm (2008- January 2009). He was previously President and CEO of Citizens Financial Group, Inc., a multi-state commercial bank holding company (2006-2008). He served as Vice Chairman and Chief Executive Officer of Citizens Mid-States regional banking (2005-2006). He served as Vice Chairman and Chief Executive Officer of Citizens Mid-Atlantic Region (2001-2005). At the beginning of his career, Mr. Steinour was an analyst for the U.S. Treasury Department and subsequently worked for the Federal Deposit Insurance Corporation. Mr. Steinour serves on the board of trustees of the Liberty Property Trust (an office and industrial property real estate investment trust), and he serves on its audit committee. Mr. Steinour is a member of council of The Pennsylvania Society, a non-profit, charitable organization which celebrates service to the Commonwealth of Pennsylvania. Mr. Steinour serves as a trustee of the National Constitution Center and the Eisenhower Fellowships and is a member of the Columbus Partnership, a trustee of the Columbus Downtown Development Corporation and a member of the American Bankers

Association. Mr. Steinour also was a member, and served on the policy and legal affairs committees, of the Pennsylvania Business Roundtable, an association of CEOs in large Pennsylvania companies representing significant employment and economic activity in the Commonwealth. He also has served on the board of and as the chairman of the Greater Philadelphia Chamber of Commerce. His experience at Citizens Bank gave him knowledge of the markets that Exelon Generation and PECO serve. His experience as a banker, with strong credit and risk management experience and knowledge of credit and capital markets, and his experience as Chairman and CEO of Huntington Bank enhances Mr. Steinour’s value to the Exelon board and to the audit and compensation committees.

Don Thompson

Director since 2007

Age 48

Member-Energy Delivery Oversight Committee

Mr. Thompson is President and Chief Operating Officer of McDonald’s Corporation, a global foodservice retailer and he also serves on the McDonald’s board of directors. Mr. Thompson previously served as President of McDonald’s US operations from August 2006 through January 2010, Executive Vice President and Chief Operations Officer for McDonald’s USA from January 2005 through August 2006, as Executive Vice President, Restaurant Solutions Group from May 2004 through January 2005, and President, West Division, from October 2001 through May 2004. Mr. Thompson has served on the board of the Johnnetta B. Cole Global Diversity and Inclusion Institute, a partnership of academic institutions, corporations and civic and community organizations to advance the goals of diversity and inclusion in the workplace through education, training and research. Mr. Thompson also serves on the boards of trustees of Northwestern Memorial Hospital and Purdue University. Mr. Thompson is also a former board member of the San Diego Ronald McDonald House Charities and has served as a Trustee of the Goodman Theater in Chicago. Mr. Thompson has a degree in electrical engineering, and at McDonald’s, one of the things he has focused on is developing systems and procedures to ensure consistency in the quality of service. Mr. Thompson’s experience as a senior corporate executive and his training as an engineer and focus on quality and consistency of service enhance his contribution to the Exelon board and add value to his service on the energy delivery oversight committee. In addition, Mr. Thompson’s role in the African-American community brings additional diversity of thought to the Exelon board and contributes to Exelon’s diversity initiatives and community outreach.

Election of Additional Directors if the Merger with Constellation Energy Group, Inc. has been Consummated by April 2, 2012

The Merger Agreement provides that, upon the closing of the Merger, four people who now serve on the Constellation board of directors will be appointed to the Exelon board of directors. The Constellation directors who have been designated by Constellation to serve on the Exelon board of directors upon consummation of the Merger are Ms. Ann Berzin and Messrs. Yves de Balmann, Robert Lawless and Mayo Shattuck III. If the Merger has closed before April 2, 2012, Ms. Berzin and Messrs. de Balmann, Lawless and Shattuck will be appointed to the Exelon board and will be nominated and stand for reelection to the Exelon board at the Annual Meeting. In the event that the Merger has not closed before the Annual Meeting, Ms. Berzin and Messrs. de Balmann, Lawless and Shattuck will not be nominated or stand for election to the Exelon board at the Annual Meeting and will be appointed to the Exelon board only when the Merger closes at a later date.

The Merger Agreement requires that Mr. Shattuck, the current Chairman and CEO of Constellation, be named as the Chairman of the Board of Exelon upon consummation of the Merger. Mr. Shattuck will be an employee of Exelon and will not qualify as an independent director on the Exelon board. The Merger Agreement requires that the three other new Exelon directors designated by Constellation must qualify as independent directors on the Exelon board under NYSE independence rules. The Exelon Office of Corporate Governance has determined that Ms. Berzin and Messrs. de

Balmann and Lawless meet the objective standards for independence under NYSE rules. The Exelon board of directors will verify the independence of Ms. Berzin and Messrs. de Balmann and Lawless prior to their appointment or nomination for election to the Exelon board.

The Merger Agreement also provides that each of those three new independent directors must be appointed to one or more of the following committees of the Exelon board of directors: compensation, corporate governance, audit, and risk oversight. In addition, one of those three new independent directors must be named as the chair of one of those four committees. The Exelon corporate governance committee has recommended that Ms. Berzin and Messrs. de Balmann and Lawless be named to the Exelon board committees identified in the biographical information provided below. The Exelon board of directors could ultimately make different or additional committee assignments.

Ann C. Berzin

Director at Constellation since 2008

Age 59

Ms. Berzin has been a private investor since 2001. From 1992 to 2001, she served as Chairman and Chief Executive Officer of Financial Guaranty Insurance Company, an insurer of municipal bonds and structured finance obligations. Ms. Berzin is a director of Ingersoll-Rand plc and Kindred Healthcare, Inc. Ms. Berzin’s qualifications to serve as director include her broad business and executive leadership experience as well as expertise in the financial services sector, which is valuable particularly in the area of risk management. The Exelon corporate governance committee has recommended that Ms. Berzin serve on the Exelon audit, energy delivery oversight, and risk oversight committees.

Yves C. de Balmann

Director at Constellation since 2003

Age 65

Mr. de Balmann has been the Co-Chairman of Bregal Investments LP, a private equity investing firm, since September 2002. He was Vice-Chairman of Bankers Trust Corporation, in charge of Global Investment Banking until its merger with Deutsche Bank in 1999 when he became Co-Head of Deutsche Bank’s Global Investment Bank, and Co-Chairman and Co-Chief Executive Officer of Deutsche Banc Alex. Brown from June 1999 to April 2001, and then a Senior Advisor to Deutsche Bank AG from April 2001 to June 2003. Mr. de Balmann is a director of Laureate Education, Inc. He also has served as a director of ESI Group, a technology company based in France, in the past five years. Mr. de Balmann’s qualifications to serve as a director include his extensive experience in corporate finance, including the derivatives and capital markets. The Exelon corporate governance committee has recommended that Mr. de Balmann serve on the Exelon audit, investment oversight, and risk oversight committees.

Robert J. Lawless

Director at Constellation since 2002

Age 65

Mr. Lawless served as Chairman of the Board of McCormick & Company, Inc. (food manufacturing industry) from January 1997 until March 2009, having also served as President until December 2006 and Chief Executive Officer until January 2008, and is now retired. He is also a director of The Baltimore Life Insurance Company. Mr. Lawless’ qualifications to serve as director include his extensive executive leadership and strategic planning experience. As a former chief executive officer of a public company, he can provide a critical perspective on issues affecting public companies. The Exelon corporate governance committee has recommended that Mr. Lawless serve on the Exelon compensation committee and serve as chair of the corporate governance committee.

Mayo A. Shattuck III

Director at Constellation since 1999

Age 57

Mr. Shattuck has been Chairman of Constellation Energy since July 2002 and President and Chief Executive officer since November 2001. Mr. Shattuck also served as Chairman of the Board of Baltimore Gas & Electric Company from July 2002 to April 2007. He is also a director of Capital One Financial Corporation, Gap, Inc. and the Edison Electric Institute and Chairman of the Institute of Nuclear Power Operations. Mr. Shattuck’s qualifications to serve as director include his familiarity with Constellation Energy’s business and industry, gained from his service as Constellation Energy’s Chief Executive Officer, which enabled him to effectively identify strategic priorities and execute Constellation Energy’s strategy. His financial expertise gained from his years of experience in the financial services industry prior to joining Constellation Energy also brings a valuable perspective to the board.

Director Retirement Policy

For several years prior to 2010, the board had a retirement policy under which a director must retire at the end of the calendar year in which he or she reached the age of 72. In 2010, the corporate governance committee and the board re-evaluated the company’s retirement policy and matters related to director succession. The board found that directors can normally continue to provide a valuable service to the company for several years beyond age 72. In addition, the board noted that under the retirement policy there have been repeated instances where a number of director retirements would fall in the same year. For these reasons, the board has been generally flexible in the application of the retirement policy and has waived or suspended the policy when the purposes of the policy are outweighed by factors such as a desire for director continuity, the desire to retain the leadership or experience of a particular director, a need to identify equally qualified successors, a desire to avoid multiple retirements in one year, or other factors that mitigate against mandatory retirement. The board also recognized that, beginning with the annual meeting in 2010, shareholders are entitled to vote for the election of the entire board of directors. Accordingly, during 2010 the board amended the director retirement policy to provide that a director must retire at the end of the calendar year in which he or she reaches the age of 75. In addition, the board suspended the retirement policy for Dr. Palms until the merger is consummated and Mr. D’Alessio until the end of 2012. Ms. Greco has also indicated she may retire from the Exelon board at the end of 2012. The suspension of the retirement policy for Dr. Palms and Mr. D’Alessio and the continued service of Ms. Greco will ensure that the company continues to benefit from their unique experience and leadership on the board and its committees and will facilitate a smooth transition through the closing of the Merger.

Compensation of Non-Employee Directors

For their service as directors of the corporation, Exelon’s non-employee directors receive the compensation shown in the following table and explained in the accompanying notes. One employee director, Mr. Rowe, not shown in the table, receives no additional compensation for service as a director.

	Committee Membership	Fees Earned or Paid in Cash		Stock Awards	Change in Pension Value and Nonqualified Compensation Earnings	All Other Compensation	Total
		Annual Board & Committee Retainers	Board & Committee Meeting Fees
					(Note 1)	(Note 2)

John A. Canning, Jr.	A, C	$55,000	$58,000	$100,000	—	$5,000	$218,000
M. Walter D’Alessio	G (ch), C, L	85,000	54,000	100,000	—	750,000	989,000
Nicholas DeBenedictis	E (ch), G, P	65,000	64,000	100,000	—	—	229,000
Nelson A. Diaz	E, P, R	55,000	64,000	100,000	—	—	219,000
Sue L. Gin	R (ch), A, G, I	65,000	68,000	100,000	—	—	233,000
Rosemarie B. Greco	C (ch), E, G	60,000	64,000	100,000	—	—	224,000
Paul L. Joskow	A, E, I, R	55,000	68,000	100,000	—	500,000	723,000
Richard W. Mies	P (ch), A, R	80,000	68,000	100,000	—	—	248,000
John M. Palms (3)	A (ch), G, P, R	80,000	78,000	100,000	—	500,000	758,000
William C. Richardson (3)	A, C, G, I, R	55,000	86,000	100,000	—	5,000	246,000
Thomas J. Ridge	E, R	50,000	46,000	100,000	—	5,000	201,000
John W. Rogers, Jr.	I (ch), G, R	50,000	54,000	100,000	—	5,000	209,000
Stephen D. Steinour	A, C	55,000	56,000	100,000	—	5,000	216,000
Donald Thompson	E	50,000	30,000	100,000	—	—	180,000
Total All Directors		$860,000	$858,000	$1,400,000	—	$1,775,000	$4,893,000

Committee Membership Key

Audit = A, Chairman = Ch, Compensation = C, Corporate Governance = G, Energy Delivery Oversight = E, Risk Oversight- Investment Sub-Committee = I, Generation Oversight = P, Risk Oversight = R,

Lead Director = L

Notes:

(1)	Values in this column represent that portion of the directors accrued earnings in their non-qualified deferred compensation account that were considered as above market. See the description below under the heading “Deferred Compensation.” For 2011, none of the directors recognized any such earnings.

(2)	Values in this column for Ms. Greco and Messrs. D’Alessio and Palms represent charitable contributions made by Exelon in honor of their service to the company and its shareholders in connection with their expected retirements in 2012. Values in this column for Messrs. Canning, Richardson, Ridge, Rogers and Steinour represent the company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching gift plan described below in Other Compensation.

(3)	In addition to the amounts shown in the table, Drs. Palms and Richardson, who also serve as directors of the Exelon Foundation, received $6,000 each from the Foundation for attending meetings of the Foundation’s board. Exelon contributes to the Foundation to pay for the Foundation’s operating expenses.

Fees Earned or Paid in Cash

The Exelon board has a policy of targeting their compensation to the median board compensation of the same peer group of companies used to benchmark executive compensation. All directors receive an annual retainer of $50,000 paid in cash. The lead non-employee director received an annual retainer of $25,000. Committee chairmen receive an additional $10,000 retainer per year. In recognition of the additional time commitment and responsibility, members of the audit committee and generation oversight committee, including the committee chairs, receive an additional $5,000 per year for their participation on these committees, and the chairmen of these committees receive a $20,000 annual retainer.

Directors receive $2,000 for each meeting of the board, board committee or sub-committee that they attend, whether in person or by means of teleconferencing or video conferencing equipment. Directors serving on the generation oversight committee receive $3,000 for each meeting of that committee they attend due to the additional travel that is required and the length of those meetings. Directors also receive a $2,000 meeting fee for attending the annual shareholders meeting and the annual strategy retreat.

Stock Awards

Rather than paying directors entirely in cash, Exelon pays a significant portion of director compensation in the form of deferred stock units. The deferred stock units are not paid out to the directors until they retire from the board, leaving these amounts at risk during the director’s entire tenure on the board. Directors are required under the Exelon Corporate Governance Principles to own 5,000 shares of Exelon common stock or deferred stock units within five years after their election to the board.

Directors receive deferred stock units worth $100,000 per year. Deferred stock units are granted and credited to a notional account maintained on the books of the corporation at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units earn the same dividends available to all holders of Exelon common stock, which are reinvested in the account as additional units.

As of December 31, 2011, the directors held the following amounts of deferred Exelon common stock units. The units are valued at the closing price of Exelon common stock on December 31, 2011, which was $43.37. Legacy plans include those stock units earned from Exelon’s predecessor companies, PECO Energy Company and Unicom Corporation. For Mr. Rogers, the legacy deferred stock units reflect accrued benefits from the Unicom 1996 Directors Fee Plan, which was terminated in 2000.

	Year First Elected to the Board	Deferred Stock Units From Legacy Plans	Deferred Stock Units From Exelon Plan	Total Deferred Stock Units	Fair Market Value as of 12/31/11

		#	#	#	$

John A. Canning	2008		8,099	8,099	$351,254
M. Walter D’Alessio	1983		17,352	17,352	752,556
Nicholas DeBenedictis	2002		14,792	14,792	641,529
Nelson A. Diaz	2004		14,656	14,656	635,631
Sue L. Gin	1993		8,857	8,857	384,128
Rosemarie B. Greco	1998		19,307	19,307	837,345
Paul L. Joskow	2007		9,408	9,408	408,025
Richard W. Mies	2009		7,052	7,052	305,845
John M. Palms	1990		14,792	14,792	641,529
William C. Richardson	2005		12,722	12,722	551,753
Thomas J. Ridge	2005		12,449	12,449	539,913
John W. Rogers, Jr	1999	3,962	22,864	26,826	1,163,444
Stephen D. Steinour	2007		9,705	9,705	420,906
Donald Thompson	2007		9,705	9,705	420,906
Total All Directors		3,962	181,760	185,722	$8,054,764

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan. Directors and executive officers have one additional fund not available to employees that, through its composition, provides returns that can be in excess of 120% of the federal long-term rate that is used by the IRS to determine above market returns. However, during 2011 none of the directors had investments in this fund.

Other Compensation

Exelon pays the cost of a director’s spouse’s travel, meals, lodging and related activities when the spouses are invited to attend company or industry related events where it is customary and expected that directors attend with their spouses. The cost of such travel, meals and other activities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director’s spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and activities and to reimburse the director for the taxes on the imputed income. In 2011, incremental cost to the company to provide these perquisites was less than $10,000 per director and the aggregate amount for all directors as a group, a total of 14 directors, was $21,466. The aggregate amount paid to all directors as a group (14 directors) for reimbursement of taxes on imputed income was $13,503.

Exelon has a board compensation and expense reimbursement policy under which directors are reimbursed for reasonable travel to and from their primary or secondary residence and lodging expenses incurred when attending board and committee meetings or other events on behalf of Exelon, (including director’s orientation or continuing education programs, facility visits or other business related activities for the benefit of Exelon). Under the policy, Exelon will arrange for its corporate aircraft to transport groups of directors, or when necessary, individual directors, to meetings in order to maximize the time available for meetings and discussion. Directors may bring their spouses on Exelon’s corporate aircraft when they are invited to an Exelon event, and the value of this travel, calculated according to IRS regulations, is imputed to the director as additional taxable income. Exelon has a matching gift program available to directors and officers that matches their contributions to educational institutions up to $5,000 per year and a matching gift program for other employees that matches their contributions to educational institutions up to $2,000 per year.

Exelon’s Independent Accountant for 2012

Proposal 2: The Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountant for 2012

The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon is invaluable. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with audit personnel with a variety of experiences. PricewaterhouseCoopers has direct access to members of the audit committee, and PricewaterhouseCoopers’ representatives regularly attend audit committee meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions, and may make a statement if they desire.

In July 2002, the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chair to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of Exelon’s annual financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended December 31,
(in thousands)	2011	2010

Audit fees	$9,807	$9,152
Audit related fees (a)	3,933	851
Tax fees (b)	738	472
All other fees (c)	185	21

(a)	Audit related fees consist of assurance and related services that are traditionally performed by the auditor. This category includes fees for accounting assistance and due diligence in connection with proposed acquisitions or sales and consultations concerning financial accounting and reporting standards.

(b)	Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning. These services included tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning, and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(c)	All other fees reflect work performed primarily in connection with research and audit software licenses.

The board of directors recommends a vote “FOR”

the ratification of PricewaterhouseCoopers LLP

as Exelon’s Independent Accountant for 2012

Ownership of Exelon Stock

Stock Ownership Requirements for Directors and Officers

Under Exelon’s Corporate Governance Principles, all directors are required to own within five years after election to the board at least 5,000 shares of Exelon common stock or deferred stock units or shares accrued in the Exelon common stock fund of the directors’ deferred compensation plan. The corporate governance committee utilized an independent compensation consultant who determined that, compared to its peer group, Exelon’s ownership requirement is reasonable.

Officers of Exelon (and its subsidiaries other than ComEd) are required to own certain amounts of Exelon common stock, depending on their seniority, by the later of five years after their employment or promotion to their current position. The objective is to encourage officers to think and act like owners. The ownership guidelines are expressed as both a fixed number of shares and a multiple of annualized base salary to avoid arbitrary changes to the ownership requirements that could arise from ordinary course volatility in the market price for Exelon’s shares. The minimum stock ownership targets by level are the lesser of the fixed number of shares or the multiple of annualized base salary. The number of shares was determined by taking the following multiples of the officer’s base salary as of the latest of September 30, 2011 or the date of hire or promotion: (1) Chairman and CEO, five times base salary; (2) executive vice presidents, three times base salary; (3) presidents and senior vice presidents, two times base salary; and (4) vice presidents and other executives, one times base salary. Ownership is measured by valuing an executive’s holdings using the 60-day average price of Exelon common stock as of the appropriate date. Shares held outright, earned non-vested performance shares, and deferred shares count toward the ownership guidelines; unvested restricted stock and stock options do not count for this purpose. As of January 24, 2012, the named executive officers (NEOs) held the following amounts of stock relative to the applicable guidelines:

Name	Ownership Multiple	Ownership Guideline in Shares	Share or Share Equivalents Owned	Ownership As a Percent of Guideline

John W. Rowe	5x	107,920	419,283	389%
Matthew F. Hilzinger	2x	10,000	29,692	297%
Christopher M. Crane	3x	21,868	82,012	375%
William A. Von Hoene, Jr.	3x	17,429	52,013	298%
Frank M. Clark	N/A	N/A	97,016	N/A

Beneficial Ownership Table

The following table shows the ownership of Exelon common stock as of December 31, 2011 by each director, each named executive officer in the Summary Compensation Table, and for all directors and executive officers as a group.

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]
	Beneficially Owned Shares	Shares Held in Company Plans	Vested Stock Options and Options that Vest Within 60 days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock	Total Share Interest
		(Note 1)			(Note 2)

Directors
John A. Canning, Jr.	5,000	8,099	—	13,099	967	14,066
M. Walter D’Alessio	13,647	17,352	—	30,999	—	30,999
Nicholas DeBenedictis	—	14,792	—	14,792	—	14,792
Nelson A. Diaz	1,500	14,656	—	16,156	4,135	20,291
Sue L. Gin	50,736	8,857	—	59,593	11,673	71,266
Rosemarie B. Greco	2,000	19,307	—	21,307	5,328	26,635
Paul L. Joskow	2,000	9,408	—	11,408	5,275	16,683
Richard W. Mies	—	7,052	—	7,052	—	7,052
John M. Palms	—	14,792	—	14,792	—	14,792
William C. Richardson	1,487	12,722	—	14,209	—	14,209
Thomas J. Ridge	—	12,449	—	12,449	8,854	21,303
John W. Rogers, Jr.	11,374	26,826	—	38,200	12,024	50,224
Stephen D. Steinour	4,520	9,705	—	14,225	11,038	25,263
Donald Thompson	—	9,705	—	9,705	8,073	17,778

Named Officers
John W. Rowe	301,915	7,111	744,500	1,053,526	28,091	1,081,617
Matthew F. Hilzinger	17,815	5,627	74,825	98,267	3,034	101,301
Christopher M. Crane	44,146	15,000	203,750	262,896	10,065	272,961
William A. Von Hoene, Jr.	24,747	5,000	125,650	155,397	5,848	161,245
Frank M. Clark	24,935	—	66,000	90,935	6,081	97,016
Total
Directors & Executive Officers as a group (25 people) See Note 3	614,697	316,629	1,740,677	2,672,003	139,617	2,811,620

(1)	The shares listed under Shares Held in Company Plans, Column [B], include restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.

(2)	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include unvested performance shares that may settled in cash or stock depending on where the named officer stands with respect to the stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(3)	Beneficial ownership, shown in Column [A], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock. Total includes share holdings from all directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in Exelon’s 2011 Annual Report on Form 10-K filed on February 9, 2012, who are not NEOs for purposes of compensation disclosure.

Other Significant Owners of Exelon Stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13Gs filed with the SEC by BlackRock, Inc. on February 13, 2012 and State Street Corporation on February 9, 2012.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	36,180,618	5.45%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	33,565,728	5.06%

BlackRock, Inc. disclosed in its Schedule 13G that it has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 36,180,618 shares.

State Street Corporation disclosed in its Schedule 13G that it has shared voting and dispositive power over 33,565,728 shares.

Projected Ownership of Exelon Stock by Nominees Designated by Constellation

The following table shows the ownership of Constellation common stock as of December 31, 2011 by each of the four Constellation directors designated for the Exelon board. Upon completion of the merger, each outstanding share of Constellation common stock will be converted into the right to receive 0.930 of a share of Exelon common stock. None of the four directors Constellation designated for the Exelon board currently owns any shares of Exelon common stock.

	Beneficially Owned Shares		Options to Purchase CEG Common Stock (Vested and those that vest within 60 days)		Restricted Stock Units	Deferred Stock Units Note 1	Total Share Interest	Ownership of Exelon Stock after conversion at 0.93 ratio

Directors
Yves C. de Balmann	2,055		0		0	27,086	29,141	27,101
Ann C. Berzin	0		0		0	18,250	18,250	16,972
Robert J. Lawless	3,520		0		0	29,863	33,383	31,046
Mayo A. Shattuck III	365,603	(2)	2,334,611	(3)	44,954	0	2,745,168	2,553,006

Notes to Projected Ownership of Exelon Stock by Nominees Designated by Constellation Table

(1)	Deferred stock units will settle in cash when the director leaves the Exelon board.

(2)	70,280 shares are subject to a transfer restriction until Mr. Shattuck’s employment ceases.

(3)	Mr. Shattuck had an additional 975,487 options which expired unexercised on February 5, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon signed affirmations received from directors and officers, as well as administrative review of company plans and accounts administered by private brokers on behalf of directors and officers which have been disclosed to Exelon by the individual directors and officers, Exelon believes that its directors and officers made all required filings on a timely basis during 2011, with the exception of one report that the company filed late on behalf of Mr. Hilzinger, which reported the first accrual of deferred compensation shares in 2011, and Mr. Bradford, whose Form 3 and subsequent Form 4 were filed late after he became an executive officer.

Stock Performance Chart

The performance graph below illustrates a ten-year comparison of cumulative total returns based on an initial investment of $100 in Exelon Corporation common stock, as compared with the S&P 500 Stock Index and the S&P Utility Index for the period 2002 through 2011.

The performance chart assumes $100 invested on December 31, 2001 in Exelon Corporation common stock, in the S&P 500 Stock Index and in the S&P Utility Index, and that all dividends are reinvested.

	Value of Investment at December 31,

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

Exelon Corporation	$100.00	$114.04	$148.09	$203.40	$253.08	$302.99	$409.24	$286.97	$263.24	$235.90	$258.07
S&P 500	$100.00	$77.95	$100.27	$111.15	$116.59	$134.96	$142.37	$89.77	$113.46	$130.52	$133.29
S&P Utilities	$100.00	$70.06	$88.27	$109.58	$127.89	$154.70	$184.61	$131.20	$146.70	$154.69	$185.38

Source: Bloomberg

Compensation Discussion and Analysis

About Exelon

Exelon Corporation is one of the nation’s largest electric utility holding companies. Over half of Exelon’s more than $19 billion in annual revenues and over two-thirds of Exelon’s nearly $2.5 billion in annual net income comes from the competitive electricity generation, wholesale energy marketing and competitive retail supply operations of its subsidiary, Exelon Generation, which has a nationwide reach and strong positions in the Midwest and Mid-Atlantic. The balance comes from the regulated transmission and distribution operations of ComEd and PECO. ComEd distributes electricity to approximately 3.8 million customers in northern Illinois and PECO distributes electricity to approximately 1.6 million customers in southeastern Pennsylvania and natural gas to approximately 494,000 customers in the Philadelphia area. The extent of Exelon’s reliance on revenues and profits from the competitive generation, wholesale and retail supply operations of Exelon Generation makes Exelon subject to natural gas commodity prices to a greater extent than many other utilities that rely more heavily on income from their regulated operations. Natural gas sets the price for electricity in the competitive market, so the price of Exelon stock tends to follow natural gas prices. The graph below on page 40 shows the high correlation between Exelon’s stock price and spot natural gas prices. Exelon’s stock price at any point in time reflects investors’ future expectations about natural gas prices and the consequent effect on the price Exelon will be paid for the electricity it produces in the future. The graph on page 40 also shows Exelon’s adjusted (non-GAAP)

operating earnings per share. Exelon’s earnings have not declined in parallel with the decline in spot natural gas prices because Exelon has a policy to hedge commodity risk on a ratable basis over three-year periods, which is intended to reduce the near-term financial impact of market price volatility. For additional information about Exelon’s exposure to commodity risk, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview—Economic and Market Conditions and – Hedging Strategy in Exelon’s Annual Report on Form 10-K for 2011, filed on February 9, 2012. For additional information about adjusted (non-GAAP) operating earnings, see the Note below on Adjusted (non-GAAP) Operating Earnings.

Since 2008, commodity gas prices, which in turn set electricity prices, have been on the decline, and as a result, regulated utilities have outperformed competitive integrated utilities such as Exelon; in fact, Exelon has the largest exposure to natural gas commodity prices among its peers. All of Exelon’s generation output is sold in the competitive

Note: Adjusted (non-GAAP) Operating Earnings

Adjusted (non-GAAP) operating earnings, which generally exclude significant one-time charges or credits that are not normally associated with ongoing operations, mark-to-market adjustments from economic hedging activities and unrealized gains and losses from NDT fund investments, are provided as a supplement to results reported in accordance with GAAP. Management uses such adjusted (non-GAAP) operating earnings measures internally to evaluate the company’s performance and manage its operations.

Twelve Months Ended December 31, 2011	Exelon

2011 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$4.16
Mark-to-market adjustments from economic hedging activities	(0.27)
Unrealized losses related to nuclear decommissioning trust funds	(0.00)
Retirement of fossil generating units	(0.05)
Asset retirement obligation	(0.02)
Constellation acquisition costs	(0.07)
AVSR 1 acquisition costs	(0.01)
Non-cash charge resulting from Illinois tax rate change legislation	(0.04)
Wolf Hollow acquisition	0.03
Recovery of costs pursuant to distribution rate case order	0.03
Non-cash remeasurement of deferred income taxes	(0.01)
FY 2011 GAAP Earnings (Loss) Per Share	$3.75

market while the majority of electric industry peers own their generation in regulated utilities where rates are set through the applicable state regulatory process. In addition, the total shareholder return for some of Exelon’s peer companies that are involved in mergers and acquisitions have outperformed since the announcement of their transactions. As a result, Exelon’s one, three and five year total shareholder returns (-2.0%, -6.1%, and -3.5%, respectively) have underperformed relative to its peers. However, taking a longer view, Exelon has achieved 116% total shareholder return since its inception in 2000, which is higher than the 107% total shareholder return of the Philadelphia Utility Sector Index of 20 electric and gas utilities and the 11% total shareholder return of the S&P 500. Despite low commodity prices, Exelon has had strong performance in 2011 and the board of directors is vigilant about continuing investment in human resources and assets and the ability to maintain strong performance to be well positioned when commodity prices recover.

2011 Performance Highlights

Highlights of Exelon’s strong 2011 operating and financial performance and achievements in policy advocacy, participating in industry consolidation, organic growth and protecting shareholder and bondholder value through active risk management included the following:

■	Operating earnings of $4.16 per share exceeded budget, and balance sheet and credit metrics remained strong.

■

Operational strength was among the best in the industry. The nuclear fleet turned in a capacity factor greater than 93% for the ninth consecutive year. ComEd outage frequency metrics were better than planned and its best on record, with outage duration metrics on target despite exceptional summer storms. PECO’s storm response was excellent, especially compared to its regional peers.

■

Multiple regulatory and political challenges were addressed. Illinois legislation enacted in 2011 supports infrastructure investment and modernization of the ComEd electric grid, reduces regulatory lag, and provides reasonable returns on ComEd’s equity for years to come. The U.S. EPA finalized two sets of regulations that met Exelon’s expectations.

■

Exelon Generation added 138 MW of nuclear capacity in 2011, bringing the uprate program total to 240 MW. Exelon Generation also acquired Wolf Hollow, a 720 MW gas plant in north Texas and brought 90 additional MW of wind energy on line.

■	Exelon accomplished approximately 81% of the Exelon 2020 goal to reduce, offset, or displace 15.7 million metric tons of CO2 emissions per year by 2020, ahead of schedule.

■	The Constellation merger is on track with merger close anticipated in the first quarter of 2012, absent any delay in the FERC approval process, giving Exelon national scope and greater scale.

Pay for Performance

Exelon’s executive compensation programs are designed to motivate and reward senior management to achieve Exelon’s vision of being the best group of electric generation and electric and gas delivery companies in the United States, providing superior value for Exelon’s customers, employees, investors and the communities Exelon serves. The compensation committee has adopted a pay-for-performance philosophy, which places an emphasis on pay-at-risk. Exelon’s compensation program is designed to reward superior performance, that is, meeting or exceeding financial and operational goals set by the compensation committee. When excellent performance is achieved, pay will increase. Failure to achieve the target goals established by the compensation committee will result in lower pay.

Reductions in Compensation for 2010

After a difficult year for earnings in 2009, and in anticipation of continued earnings challenges in 2010, the compensation committee and the Exelon and ComEd boards of directors took the following actions at the beginning of 2010 to reduce compensation:

■	Executive salaries were frozen, except for changes in responsibilities;

■

The annual incentive program (“AIP”) payout scale was recalibrated to reduce the threshold payout from 50% to 25% and to reduce the payout at plan from 100% to 50%, while leaving distinguished payout at 200%;

■	The shareholder protection features in the annual incentive plan were enhanced by limiting key performance indicator payouts to no more than ten percentage points above the earnings payout percentage;

■	The target values for long-term incentives were reduced by approximately 33%; and

■	The company fixed match on 401(k) contributions was reduced from 5% to 3% of base salary, with the potential for a formula-based profit sharing contribution of up to an additional 3% of base salary.

Changes to Incentive Compensation Programs for 2011

In January 2011 the compensation committee considered performance under the 2010 performance share award plan. Because of the lagging total shareholder return, which was the goal for the 2010 performance share program, the committee determined that no performance shares would be paid out.

In January 2011 the compensation committee also established the incentive compensation programs for 2011, including changes from the 2010 design. The committee recognized that the company’s long-term prospects would be harmed if it continued 2010’s compensation reductions for another year, and that it was necessary to reward strong performance that would contribute to future growth even if total shareholder returns continued to lag due to factors outside of management’s control.

The 2011 AIP was structured substantially similar to the 2010 AIP, except that the payout scale was restored to pay 50% at threshold and 100% at plan, and the shareholder protection feature was changed to limit key performance indicator payouts to no more than 20 percentage points above the earnings payout percentage. The 2011 ComEd AIP was substantially similar to the 2010 ComEd AIP, except that the net income limiter was restructured to limit key performance indicator payouts to no more than 20 percentage points above the operating net income performance.

The long-term incentive program was also changed in 2011. The compensation committee was concerned about the volatility in the payouts (which ranged from 200% for the 2006-2008 performance period to 0% for the 2008-2010 performance period). The compensation committee believed it would be prudent to restructure the long-term incentive program to reward the achievement of operational and financial performance with respect to factors critical to the company’s long-term success and that are largely within management’s control. Accordingly, both the goals and the mix of long-term incentives were changed. Senior vice presidents and higher officers will continue to receive awards of stock options, reflecting their ability to make decisions with the potential for long term increases in shareholder value. Such officers will continue to receive 25% of their targeted long-term incentive opportunity in the form of stock options and 75% in the form of performance shares. Vice presidents will have their targeted long-term incentive opportunity reallocated to come 50% from performance shares and 50% from time-vested restricted stock. In connection with the realignment of goals, the compensation committee determined that it would be advisable to narrow the payout opportunity by reducing the maximum payout from 200% of target to 125% of target, while raising the payout at threshold from 50% to 75%. The compensation committee may also approve individual performance multipliers (“IPMs”) of 50% to 110% of target (up to 120% of target for vice presidents) which can result in a maximum payout of 137.5% (110% of 125%) for senior vice presidents and higher officers.

The specific goals for the performance share award program for 2011 were changed from the exclusive reliance on comparative total shareholder return measures previously used to a qualitative assessment by the compensation committee of performance against six goals reflecting actions and initiatives enhancing the long-term value of the company. These goals include the following:

■	Operational excellence, delivering low cost, clean and reliable energy and operating our facilities safely;

■	Financial management, executing cost discipline and optimizing the balance sheet, cash flow, liquidity, and liability management to deliver value return;

■	Policy advocacy, engaging with stakeholders to shape public policy to benefit shareholders and consumers;

■	Participating in industry consolidation only when the time and price are right;

■	Organic growth, creating commercial opportunities that leverage Exelon’s unique investment platform, such as the nuclear uprate program; and

■	Protecting shareholder and bondholder value through active risk management.

Total shareholder return data continues to be provided to the compensation committee to be taken into account in making the final payout decision. The total shareholder return data compares Exelon to a group of nine utilities with more than 25% unregulated generation.

The compensation committee also approved two changes to the terms of performance shares. First, the committee added a restriction on the sale by a senior vice president or higher officer of any performance shares from a grant until all of the shares from the grant have vested, three years after the grant date. Second, all awards will be settled in shares. These changes were intended to further align the interests of recipients with shareholders by increasing the amount of incentive compensation paid in stock and by requiring senior officers to hold the stock for a longer period of time.

The ComEd 2011 long term incentive program is substantially similar to the 2010 program.

Effect of Financial Performance on Incentive Compensation

Exelon’s AIP is based to a significant extent on adjusted (non-GAAP) operating earnings per share. Exelon’s original guidance for 2011 for adjusted (non-GAAP) operating earnings was a range of $3.90 to $4.20, and the target, for a 100% payout, was $4.05. During the year, the guidance range was raised on July 27, 2011 to $4.05 to $4.25 per share, and raised again on November 4, 2011 to $4.15 to $4.30 per share. Actual adjusted (non-GAAP) operating earnings as reported in Exelon’s earnings release on January 25, 2012 were $4.16, or 131.43% of target. However, because earnings were below distinguished, the shareholder protection features in the annual incentive plan took effect and limited some of the AIP payouts on Exelon Generation operating company/business unit key performance indicator goals.

As discussed above, Exelon’s performance share award program is based on achieving goals reflecting actions and initiatives enhancing the long-term value of the company.

The following table shows the correlation between levels of financial performance and incentive compensation in 2011:

Year	Adjusted (non- GAAP) Earnings Per Share	% of Target For Earnings Goals in Annual Incentive Plan (AIP)	Limit on % of Payout for Other Goals in AIP based on Earnings	Performance Share Unit Payout as % of Target

2011	$4.16	131.43%	151.43%	115.00%

For additional information about Exelon’s financial results for 2010 and 2011, see Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exelon’s 2011 Annual Report on Form 10-K, filed on February 9, 2012.

Value of Realized Compensation for Named Executive Officers

In determining the alignment of pay and performance, it is more important to consider the amount of compensation actually realized than the amount of potential compensation that is the basis for the use of grant date fair values as mandated by the SEC. No value from stock options can be realized to the extent that the strike price is higher than the current price of Exelon’s stock. None of the stock options granted since January 2006 is in the money; the 2006 strike price was $58.55; 2007, $59.96; 2008, $73.29; 2009, $56.51; 2010, $46.09; and 2011, $43.40, while the price of Exelon’s common stock on January 23, 2012 was $39.83. The Summary Compensation Table, however, reports the potential value of stock options at their grant date fair value. Similarly, no value was realized from performance shares in 2010 when no performance shares were awarded, even though the Summary Compensation Table shows the potential value of the performance shares at their grant date fair value.

The following table presents the compensation actually realized by Exelon’s NEOs. Values for non-equity compensation are the same as in the Summary Compensation Table. Equity compensation is valued using the actual number of performance shares awarded at the end of the performance period multiplied by the stock price on the award date and no value for stock options that are not in the money, instead of grant date fair values.

For most NEOs, the compensation they actually received in 2011 was higher than in 2010 or 2009. This chiefly reflects the payout of performance shares and the ComEd long-term incentive program at 115% of target in 2011, after a zero payout in 2010.

Compensation Actually Paid to NEOs

(Equity Valued at Actual Value on Award Date Instead of Grant Date Fair Value)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards Valued at Award Date ($)	Value of In the Money Stock Options at 1/23/2012 ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)

Rowe	2011	$1,512,904	$—	$4,736,185	$—	$2,500,000	$1,505,192	$470,008	$10,724,289
	2010	1,475,000	—	—	—	2,474,313	2,878,315	405,521	7,233,149
	2009	1,468,077	—	2,717,743	—	1,573,825	173,566	416,947	6,350,158
Hilzinger	2011	472,954	—	430,562	—	402,060	80,484	37,035	1,423,095
	2010	446,000	18,962	—	—	379,245	88,452	20,465	953,124
	2009	442,769	13,079	261,238	—	261,579	85,891	31,725	1,096,281
Crane	2011	858,692	—	1,557,353	—	1,136,857	1,430,802	75,513	5,059,217
	2010	825,000	—	—	—	1,132,313	1,621,679	87,155	3,666,147
	2009	821,154	—	882,024	—	680,213	719,399	76,140	3,178,930
Von Hoene	2011	621,058	—	1,145,113	—	616,071	110,241	77,761	2,570,244
	2010	600,000	—	—	—	686,250	123,906	35,190	1,445,346
Clark	2011	586,373	—	—	—	1,681,714	282,606	52,949	2,603,642
	2010	567,000	39,016	—	—	437,519	928,222	32,315	2,004,072
	2009	564,385	—	254,300	—	1,461,250	180,950	85,888	2,546,773

Elimination of Future Excise Tax Gross-ups on Termination Payments and Certain Perquisites

The compensation committee has acted to reduce severance payments and certain perquisites. In April 2009, the compensation committee adopted a policy that future employment or severance agreements that provide for benefits for NEOs on account of termination will not include an excise tax gross-up. The policy is more fully described below under Other Benefits—Change In Control and Severance Benefits. On October 27, 2009, the board of directors approved the Third Amended and Restated Employment Agreement with Mr. Rowe. In the agreement, Mr. Rowe’s previous excise tax gross-up benefit was eliminated consistent with the policy. The agreement is more fully described below under Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Rowe. Anticipating an emerging trend among the peer group to curtail perquisite programs in the future, on January 22, 2007, the compensation committee approved the phase-out of many executive perquisites, effective January 1, 2008. The eliminated perquisites included: leased vehicles (existing leases allowed to expire), financial and estate planning, tax preparation and health and dining/airline club memberships.

Recoupment Policy

As described more fully below, in May 2007, the board of directors adopted a recoupment policy as part of Exelon’s corporate governance principles, which provides that the board may in its discretion seek recoupment of incentive compensation from an executive officer in the event of fraud or intentional misconduct resulting in a restatement of financial results and the payment of more incentive compensation than would have been earned.

Sales Restrictions for Performance Shares; Stock Ownership and Trading Requirements

As noted above, in 2011 the compensation committee amended the terms of performance shares granted beginning in 2011 to provide that senior vice presidents and higher officers may not sell any performance shares from a grant until all of the shares from the grant have vested, three years after the grant date. Officers of Exelon and its subsidiaries (other than ComEd) are required to own specified minimum amounts of Exelon stock. As of January 31, 2011, each of the named executive officers owned at least 162% of the target, and Mr. Rowe owned 389% of his target. Executive vice presidents and higher officers may only sell Exelon stock through a Rule 10b5-1 stock trading plan. The use of stock trading plans permits diversification as a part of retirement and tax planning activities while reducing the risk that investors will view such sales as a signal of negative expectations for Exelon’s future stock value. All of these provisions are designed to strengthen the alignment of executives’ interests with shareholders. Additional information is set forth above in the Beneficial Ownership Table.

Shareholder Advisory Vote on Executive Compensation

At Exelon’s 2011 annual meeting of shareholders, over 95% of the shares voted were in favor of the compensation of Exelon’s named executive officers as disclosed in the proxy statement for the 2011 annual meeting of shareholders, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosures. The compensation committee believes that the vote confirms its view that Exelon’s compensation programs are performance-based and consistent with sound executive compensation policy, and the committee will consider the outcome of the shareholder advisory vote on executive compensation each year as it makes future compensation decisions.

In addition, over 77% of the shares voted were in favor of holding the advisory vote on executive compensation on an annual basis, as was recommended by the board of directors. The board subsequently determined that it would follow the shareholders’ recommendation and hold the advisory vote on executive compensation at each annual meeting.

Objectives of the Compensation Program

The compensation committee has designed Exelon’s executive compensation program to motivate and reward senior management for achieving financial, operational and strategic success consistent with Exelon’s vision of being the best group of electric generation and electric and gas delivery companies in the United States, providing superior value for Exelon’s customers, employees, investors and the communities Exelon serves. The compensation programs are also designed to attract and retain outstanding executives. Exelon’s compensation program has three principles, as described below:

1. A substantial portion of compensation should be performance-based.

The compensation committee has adopted a pay-for-performance philosophy, which places an emphasis on pay-at-risk. Exelon’s compensation program is designed to reward superior performance, that is, meeting or exceeding financial and operational goals set by the compensation committee. When excellent performance is achieved, pay will increase. Failure to achieve the target goals established by the compensation committee will result in lower pay. There are pay-for-performance features in both cash and equity-based compensation. The NEOs listed in the Summary Compensation Table participate in an annual incentive plan that provides cash compensation based on the achievement of performance goals established each year by the compensation committee. A substantial portion of each NEO’s equity-based compensation is in the form of performance share units that are paid to the extent that longer-range performance goals set by the compensation committee are met, with the balance delivered in stock options that have value only to the extent that Exelon’s stock price increases following the option grant date. As a result of the performance-based features of his cash and equity-based compensation, 83% of Mr. Rowe’s 2011 target total direct compensation (base salary plus annual and long-term incentive compensation) was at-risk. Similarly, of the other NEOs’ 2011 target total direct compensation, approximately 64% to 77% was at-risk.

2. A substantial portion of compensation should be granted as equity-based awards.

The compensation committee believes that a substantial portion of compensation should be in the form of equity-based awards in order to align the interests of the NEOs with Exelon’s shareholders. The objective is to make the NEOs think and act like owners. Equity-based compensation is in the form of performance share units, stock options, and restricted stock units that are valued in relation to Exelon’s common stock, and they gain value in relation to the market price of Exelon’s stock. Conversely, when the market price of Exelon’s stock decreases, the value of the equity compensation decreases.

3. Exelon’s compensation program should enable the company to compete for and retain outstanding executive talent by benchmarking compensation against an appropriate peer group.

Exelon’s shareholders are best served when we can successfully recruit and retain talented executives with compensation that is competitive and fair. The compensation committee strives to deliver total direct compensation generally at the median (the 50th percentile), which is deemed to be the competitive level of pay of executives in comparable positions at peer companies with which we compete for executive talent. If Exelon’s performance is at target, the compensation will be targeted at the 50th percentile; if Exelon’s performance is above target, the compensation will be targeted above the 50th percentile, and if performance is below target, the compensation will be targeted below the 50th percentile. This concept reinforces the pay-for-performance philosophy.

Each year the compensation committee commissions its consultant to prepare a study to benchmark total direct compensation against a peer group of companies. The study includes an assessment of competitive compensation levels at high-performing energy services companies and other large, capital asset-intensive companies in general industry, since the company competes for executive talent with companies in both groups. All competitive data was aged to January 2011 using a 3% annual update factor. The study indicated that base salaries increased about 3% on average, with some positions up or down slightly, target annual incentives were similar to the prior year’s and target long-term incentives were up slightly on a year- over-year basis. The consultant recommended that in 2011 Exelon should return to its pre-2010 compensation approach for base salary and annual incentives, including normal merit increases for base salary averaging around 3% and restoring the annual incentive program scale to a 100% payout for planned target performance. He also recommended changing the long-term incentive mix and design as discussed above. The consultant considered the changes to Exelon’s management structure in 2010 to determine how Exelon’s positions compared with positions at its peers by establishing a benchmark match for each Exelon executive in the competitive market, where available, and data for positions matched to business-unit level jobs were size adjusted using regression analysis, where available. The study reviewed each element of compensation as well as total direct compensation.

The peer group criteria include three primary factors:

■	having revenue similar to Exelon’s $18.6 billion,

■	having market capitalization generally greater than $5 billion, and

■	a balance of industry segments.

The members of the peer group are reviewed each year to determine whether their inclusion continues to be appropriate. Generally the peer group comprises 24 companies: 12 general industry companies and 12 energy services companies. The companies were selected by the compensation committee from the Towers Perrin Energy Services Industry Executive Compensation Database and their Executive Compensation Database. The peer group was the same in 2011 as it was in 2010. The peer group includes the following companies:

	FY 2010 Revenue ($ Million)	FY 2010 Total Assets ($ Million)	November 2011 Market Cap ($ Million)

General Industry Companies
3M Co.	$26,662	$30,156	$56,796
Abbott Laboratories	35,167	59,462	84,978
Caterpillar Inc.	42,588	64,020	63,291
General Mills, Inc.	14,880	18,675	25,706
Hess Corporation	33,950	35,396	20,164
Honeywell International Inc.	33,370	37,834	41,885
International Paper Co.	25,179	25,368	12,413
Johnson Controls Inc.	40,833	29,676	21,418
Pepsico, Inc.	57,838	68,153	100,058
PPG Industries Inc.	13,423	14,975	13,551
Union Pacific Corporation	16,965	43,088	49,955
Weyerhaeuser Co.	6,552	13,429	9,006
Energy Services Companies
American Electric Power Co., Inc.	$14,427	$50,455	$19,162
CenterPoint Energy, Inc.	8,785	20,111	8,476
Dominion Resources, Inc.	15,197	42,817	29,403
Duke Energy Corporation	13,972	59,090	27,787
Edison International	12,409	45,530	12,808
Entergy Corporation	11,488	38,685	12,392
FirstEnergy Corp.	12,911	34,805	18,598
NextEra Energy, Inc.	15,317	52,994	23,425
PG & E Corp.	13,841	46,025	15,764
Public Service Enterprise Group Inc.	11,793	29,909	16,665
Southern Company	17,456	55,032	37,847
Xcel Energy Inc.	10,311	27,388	12,749
Exelon Corporation	$18,644	$52,240	$29,378

The compensation committee generally applies the same policies with respect to the compensation of each of the individual NEOs. The compensation committee carefully considers the roles and responsibilities of each of the NEOs relative to the peer group, as well as the individual’s performance and contribution to the performance of the business in establishing the compensation opportunity for each NEO. The differences in the amounts of compensation awarded to the NEOs reflect primarily two factors: the differences in the compensation paid to officers in comparable positions in the peer group and differences in the individual responsibility and experience of the Exelon officers. Time in position affects where individuals are relative to market percentiles, with cash compensation generally at the median and incentive compensation slightly above the median. The nuclear organization’s pay is generally closer to the 75th percentile given the size and quality of Exelon’s nuclear fleet. The delivery company presidents were evaluated as a blend of top energy delivery executives and freestanding CEOs, given the amount of independence they have. Mr. Rowe’s target compensation was based on the same factors as the other NEOs, but his compensation reflected a greater degree of policy and decision-making authority and a higher level of responsibility with respect to strategic direction and financial and operating results of Exelon. His target compensation was assessed relative to other CEOs in the peer group. Mr. Rowe’s compensation also reflects the fact that Exelon has the largest nuclear fleet in the industry and one of the largest market capitalizations. It also reflects that Mr. Rowe is the senior CEO in the industry.

The Role of Individual Performance in Setting Compensation

While the consideration of benchmarking data to assure that Exelon’s compensation is competitive is a critical component of compensation decisions, individual performance is factored into the setting of compensation in three ways:

■	First, base salary adjustments are based on an assessment of the individual’s performance in the preceding year as well as a comparison with market data for comparable positions in the peer group.

■

Second, annual incentive targets are based on the individual’s role in the enterprise—the most senior officers with responsibilities that span specific business units or functions have a target based on earnings per share for the company as a whole, while individuals with specific functional or business unit responsibilities have a significant portion of their targets based on the performance of that functional or business unit.

■

Third, consideration is given to whether an individual performance multiplier would be appropriately applied to the individual’s annual incentive plan or performance share program award, based on the individual’s performance. The individual performance multiplier can result in a decision not to make an award or to decrease the amount of the award or to increase the amount of the award by up to 10% (20% for vice presidents). For the annual incentive plan, the adjusted award cannot exceed the maximum amount that could be paid to the executive based on achievement of the objective performance criteria applicable under the plan. For the performance share award program, the individual performance multiplier can increase an individual award above the maximum for plan performance by up to 10% above the 125% maximum, or 137.5% (for vice presidents, up to 20% above the 125% maximum, or 150%).

Elements of Compensation

This section is an overview of our compensation program for NEOs. It describes the various elements and discusses matters relating to those items, including why the compensation committee chooses to include items in the compensation program. The next section describes how 2011 compensation was determined and awarded to the NEOs.

Exelon’s executive compensation program comprises four elements: base salary; annual incentives; long-term incentives; and other benefits.

Cash compensation comprises base salary and annual incentives. Equity compensation is delivered through long-term incentives. Together, these elements are designed to balance short-term and longer-range business objectives and to align NEOs’ financial rewards with shareholders’ interests. For all NEOs other than those at ComEd, approximately 39% to 59% of NEOs’ total target direct compensation is delivered in the form of cash, and equity compensation accounts for approximately 41% to 61% of NEO total target direct compensation. For ComEd NEOs, all total target direct compensation is delivered in the form of cash and there is no equity component, consistent with efforts to seek recovery in rates. The range in the mix of cash and equity compensation is consistent with competitive compensation practices among companies in the peer group. The compensation committee believes that this mix of cash and equity compensation strikes the right balance of incentives to pursue specific short and long-term performance goals that drive shareholder value.

Base Salary

Exelon’s compensation program for NEOs is designed so that approximately 17% to 36% of NEO total direct compensation is in the form of base salary, consistent with practices at the companies in the peer group.

Annual Incentives

Annual incentive compensation is designed to provide incentives for achieving short-term financial and operational goals for the company as a whole, and for subsidiaries, individual business units and operating groups, as appropriate. Under the annual incentive program, cash awards are made to NEOs and other employees if, and only to the extent that, performance conditions set by the compensation committee are met.

Long-Term Incentives

Long-term incentives are made available to executives and key management employees who affect the long-term success of the company. The long-term incentive compensation programs are primarily equity based and designed to provide incentives and rewards closely related to the interests of Exelon’s shareholders, generally as measured by the achievement of strategic goals under the terms of the performance share program and stock price appreciation.

A portion of the long-term incentive compensation for all officers (other than officers of ComEd) is in the form of performance share units that are awarded only to the extent that performance conditions established by the compensation committee are met. The balance of long-term incentive compensation is in the form of time-vested stock options that provide value only if, and to the extent that, the market price of Exelon’s common stock increases following the grant, and time-vested restricted stock. Stock options are only awarded to officers at the level of senior vice president and above, because they are in a position to make decisions with the potential for long term increases in shareholder value. For vice presidents, the balance of long-term incentive compensation is in the form of time-vested restricted stock. The use of these forms of long-term incentives is consistent with the practices in our peer group. The mix of long-term incentives is determined by the compensation committee. As part of its decision making process the compensation committee reviews competitive compensation practices of companies in the peer group.

Stock option repricing is prohibited by policy or the terms of the company’s long-term incentive plans. Accordingly, no options have been repriced. Stock option awards are generally granted annually at the regularly scheduled January compensation committee meeting when the committee reviews results for the preceding year and establishes the compensation program for the coming year. There were no off-cycle grants of stock options made in 2011.

In 2007, the compensation committee recommended, and the ComEd board adopted, a separate long-term incentive program for ComEd’s executives. The goals under the ComEd long-term incentive program are the achievement of objectives relating to total cost, outage duration and frequency and safety, operational performance, employee engagement and communication, and environmental commitments. Payments under this plan are made in cash, and are awarded annually by the ComEd board based on the assessment of performance during the year and the recommendation of the Exelon compensation committee. Because compensation above target is not recoverable in rates, any payout above 100% will be consistent with Exelon long-term incentive compensation levels. In addition, payouts may be modified at the discretion of the ComEd Chairman and CEO and the board of directors based on overall performance of the company and the prevailing economic environment at the time of the award. Other features of the program include the payout of awards ranging from 0-200% of target and vesting over three years.

Executive stock ownership and trading requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock by the later of five years after their employment or promotion to their current position. However, in 2007, the compensation committee terminated the stock ownership requirements for ComEd officers in light of the compensation committee’s recommendation that ComEd officers participate in a separate cash-based long-term incentive program instead of receiving Exelon performance shares. For additional information about Exelon’s stock ownership guidelines, please see the Stock Ownership Requirements for Directors and Officers on page 36 above. Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters. For information about the restrictions on selling under the performance share award program, see above under Pay for Performance—Changes to Incentive Compensation Programs for 2011.

Exelon has adopted a policy requiring officers at the level of executive vice president and above who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Rule 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information that could damage the reputation of the company. Exelon’s stock trading policy does not permit short sales or hedging.

Other Benefits

Other benefits offered by Exelon include such things as qualified and non-qualified deferred compensation programs, post-termination compensation, retirement benefit plans and perquisites. The company also provides other benefits such as medical and dental coverage and life insurance to each NEO to generally the same extent as such benefits are provided to other Exelon employees, except that executives pay a higher percentage of their total medical premium. These benefits are intended to make our executives more efficient and effective and provide for their health, well-being and retirement planning needs. The compensation committee reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our shareholders.

Change in Control and Severance Benefits

The compensation committee believes that change in control employment agreements and severance benefits are an important part of Exelon’s compensation structure for NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of the NEOs to continue to work in the best interests of shareholders, notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these agreements and the Exelon Corporation Senior Management Severance Plan are important as recruitment and retention devices, as all or nearly all of the companies with which Exelon competes for executive talent have similar protections in place for their senior leadership.

In 2007, the compensation committee adopted a policy limiting the amount of future severance benefits to be paid to NEOs under future arrangements without shareholder approval to 2.99 times salary plus annual incentive. This policy clarifies that severance benefits include cash severance payments and other post-employment benefits and perquisites, but do not include:

■	Amounts earned in the ordinary course of employment rather than upon termination, such as pension benefits and retiree medical benefits;

■	Amounts payable under plans approved by shareholders;

■	Amounts available to one or more classes of employees other than the NEOs;

■

Excise tax gross-up payments, but only if the compensation includable in determining whether excise taxes apply exceed 110% of the threshold amount; otherwise the NEO’s benefits are reduced so that no excise tax is imposed; and

■	Amounts that may be required by existing agreements that have not been materially modified, Exelon’s indemnification obligations or the reasonable terms of a settlement agreement.

In April 2008, the compensation committee determined that non-change in control severance benefits for senior vice presidents would be reset at 1.5 times annual salary and bonus, provided that those senior vice presidents with such benefits at 2 times annual salary and bonus would be grandfathered at that level.

In April 2009, the compensation committee adopted a policy that no future employment or severance agreement that provides for benefits for NEOs on account of termination will include an excise tax gross-up. The policy applies to employment, change in control, severance and separation agreements entered into, adopted, or materially changed on or after April 2, 2009, other than agreements changed to comply with law or to reduce or eliminate rights, agreements assumed in a corporate transaction, and automatic extensions or renewals where other terms are not changed. The compensation committee has the sole and absolute power to interpret and apply the policy, and it can amend, waive or terminate it if in the best interest of the company, provided that prompt disclosure is made.

Retirement Benefit Plans

The compensation committee believes that retirement benefit plans are an important part of the NEO compensation program. These plans serve a critically important role in the retention of senior executives, as retirement benefits increase for each year that these executives remain employed. The plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders. Exelon sponsors both qualified traditional defined benefit and cash balance defined benefit pension plans and related non-qualified supplemental pension plans (the “SERPs”).

Exelon previously granted additional years of credited service under the SERP to a few executives in order to recruit or retain them. As of January 1, 2004, Exelon ceased the practice of granting additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits available under employment, change in control or severance agreements or arrangements (or any successor arrangements) in effect as of January 1, 2004 were not affected by this policy. To attract a new executive, Exelon is permitted to grant additional years of service under the SERP related to its cash balance pension plan to make the executive whole for retirement benefits lost from another employer by joining Exelon, provided such a grant is disclosed to shareholders. To date, Exelon has not made any such grant.

Perquisites

The compensation committee eliminated most perquisites effective January 1, 2008. Exelon provides limited perquisites intended to serve specific business needs for the benefit of Exelon; however, it is understood that some may be used for personal reasons as well. When perquisites are utilized for personal reasons, the cost or value is imputed to the officer as income and the officer is responsible for all applicable taxes; however, in certain cases, the personal benefit is closely associated with the business purpose in which case the company may reimburse the officer for the taxes due on the imputed income. For additional information about perquisites, see the All Other Compensation table and the related notes.

How the Amount of 2011 Compensation Was Determined

The independent directors of the Exelon board, on the recommendations of the Exelon corporate governance committee, conducted a thorough review of Mr. Rowe’s performance in 2011. The review considered performance requirements in the areas of operational excellence, finance management, policy advocacy, opportunistic mergers and acquisitions, organic growth, risk management, succession planning and organizational effectiveness, leadership, and board relations. Mr. Rowe prepared a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The Exelon board considered the financial highlights of the year and a strategy scorecard that assessed performance against the company’s vision and goals. The factors considered included:

■	goals with respect to protecting the current value of the company, including:

■	delivering superior operating performance in terms of safety, reliability, efficiency, and the environment,

■	supporting competitive markets,

■	protecting the value of our generation assets, and

■	building healthy, self-sustaining delivery companies; as well as

■	goals relating to growing long-term value, including:

■	organizational improvement,

■	advancing an environmental strategy that sets the industry standard for low carbon energy generation and delivery, and

■	rigorously evaluating new growth opportunities.

The Exelon board considered, in particular, the following results:

■	Operational and financial performance beat the plans set at the beginning of the year, despite low gas prices and the continued effect of the weak economy;

■	The average capacity factor of the nuclear generating plants was high, with 2011 being the ninth consecutive year with capacity factor above 93%;

■	ComEd and PECO turned in strong performance despite intense storm activity; both companies saw all-time peak demand this summer, despite the negative impacts of the economy on load;

■

Operating earnings increased as compared to the prior year, and they were much better than was expected at the beginning of 2011 primarily due to incremental income tax benefits, strong sales and favorable pricing in Texas due to extreme summer heat, the effect of formula rate legislation in Illinois, partially offset by storm costs and incremental incentive compensation costs;

■

Illinois legislation that will support important ComEd infrastructure investment, reduce regulatory lag, and provide a reasonable return on investment for years to come, as well as favorable environmental regulations;

■	2011 progress in advancing longer-term goals, including:

■	progress on the multi-year nuclear uprate strategy, with 240 MW added to date,

■

the acquisition of Wolf Hollow, a 720 MW gas plant in north Texas, the Antelope Valley Solar Ranch, a 230 MW solar development project in California, and Exelon Wind’s addition of 90 MW of wind capacity in Michigan, with long-term power purchase agreements in place for the renewable energy projects, ensuring continued stable value; and

■	Progress in talent development, diversity, succession planning, and the corporate culture.

How base salary was determined

At its January 24, 2011 meeting, the compensation committee reviewed base salary data for the NEOs listed in the Summary Compensation Table as compared to the compensation data for the 50th and 75th percentile of the peer group, and the compensation consultant’s recommendation of a budget for base salary increases averaging 3%. Based on this review and their individual performance reviews, including the review of Mr. Rowe’s performance by the corporate governance committee and the independent directors, the NEOs received base salary increases effective as of March 1, 2011 that averaged between 3% and 5%, although most of the NEOs received somewhat higher base salary increases than the 3% budget to meet the market for their positions. These increases were made after base salaries had been frozen in 2010 except for NEOs who had received promotions.

The amounts of base pay, percentages of increase, and effective dates of base salary increases are set forth in the following table.

Name	Base Salary	Percent Increase	Effective Date

Rowe	$1,520,000	3.1%	3/1/2011
Hilzinger	478,000	7.2	3/1/2011
Crane	865,000	4.8	3/1/2011
Von Hoene	625,000	4.2	3/1/2011
Clark	590,000	4.1	3/1/2011

How 2011 annual incentives were determined

For 2011, the annual incentive payments to Mr. Rowe and each of nine other senior executives were funded by a notional incentive pool established by the Exelon compensation committee under the Annual Incentive Plan for Senior Executives, a shareholder-approved plan, which is intended to comply with Section 162(m) of the Internal Revenue Code. The incentive pool was funded with 1.5% of Exelon’s 2011 operating income, the same percentage used in 2010 and 2009, but was not fully distributed to participants because the committee decided on substantially lesser awards.

Annual incentive payments for 2011 to Messrs. Rowe, Crane, Clark, Von Hoene, and Hilzinger were made from the portion of the incentive pool available to fund awards for each of them based on the company’s operating earnings per share, adjusted for non-operating charges and other unusual or non-recurring items.

For 2011, the annual incentive payout scale was recalibrated so that the payout at threshold would be 50% of target rather than 25% of target, the payout at plan would be 100% of target rather than 50% of target, and the payout at distinguished would remain capped at 200%. For executives with general corporate responsibilities, the goal was adjusted (non-GAAP) operating earnings per share so that they would focus their efforts on overall corporate performance. The earnings per share goal ranges were set to be like the forecast earnings ranges. In accordance with the design of the annual incentive program, the compensation committee reviewed 2011 earnings and decided not to include the effects of significant one-time charges or credits that are not normally associated with ongoing operations and mark-to-market adjustments from economic hedging activities in adjusting earnings for purposes of making awards under the annual incentive plan. The adjusted earnings are consistent with the adjusted (non-GAAP) operating earnings that Exelon reports in its quarterly earnings releases. For additional information, see Note: Adjusted (non-GAAP) Operating Earnings on page 40.

Actual adjusted (non-GAAP) operating earnings per share as reported in Exelon’s earnings release on January 25, 2012 were $4.16.

2011 annual incentive payments for other NEOs with specific business unit responsibilities were based upon a combination of adjusted (non-GAAP) operating earnings per share (so that they would focus on overall corporate performance) and business unit financial and/or operating measures, depending on the nature of their responsibilities (so they would focus on the performance of their business unit). Under the terms of the plan, the business unit financial measures are adjusted from GAAP measures. For ComEd executive officers, adjusted (non-GAAP) operating earnings of Exelon were not a goal. ComEd’s goals included other financial and operational goals. The following table summarizes the goals and weights applicable to the NEOs for 2011:

Name	Adjusted Operating Earnings Per Share	Adjusted BSC Total Cost	Adjusted ComEd Total Capital Expenditures	Adjusted ComEd Total O&M Expense	ComEd Reliability, Safety, Customer Satisfaction Measures, Focused Initiatives & Environ- mental Index

Rowe	100%	—	—	—	—
Hilzinger	75%	25%	—	—	—
Crane	100%	—	—	—	—
Von Hoene	100%	—	—	—	—
Clark			25%	25%	50%

The following table describes the performance scale and result for the 2011 goals:

2011 Goals	Threshold	Target	Distinguished	2011 Results	Payout as a Percentage of Target

Adjusted (non-GAAP) Operating Earnings Per Share (EPS)	$3.60	$4.05	$4.40	$4.16	131.4%
Adjusted BSC Total Cost ($M)	$661.1	$629.6	$566.6	$614.9	123.3%
Adjusted ComEd Total Capital Expenditures ($M)	$884.3	$842.2	$758.0	$841.5	100.8%
Adjusted ComEd Total O&M Expense ($M)	$715.3	$681.2	$613.1	$694.3	80.8%
ComEd Reliability Measure—CAIDI (minutes per outage)	95	89	85	88	125.0%
ComEd Reliability Measure—SAIFI (outages per customer)	1.09	0.94	0.90	0.84	200.0%
ComEd Safety Measure—OSHA Recordable Rate	1.54	1.04	0.99	0.91	200.0%
ComEd Customer Satisfaction (weighted combined score of residential, small business and large business customers)	79.0	81.0	83.0	81.1	105.0%
ComEd Focused Initiatives & Environmental Index	90.0%	100.0%	110.0%	113.0%	200.0%

The 2011 annual incentive program included the following shareholder protection features (“SPF”):

■	If threshold earnings per share are not achieved, then no payments will occur; and

■	Operating company/business unit key performance indicator payments cannot exceed the earnings per share performance by more than 20 percentage points.

As a result of 2011 earnings for AIP purposes being at 131.43% of target, the operating company/business unit key performance indicators could not exceed 151.43% of target.

The ComEd annual incentive program includes a limit of payments above plan based on ComEd’s operating net income. Payments are limited to no more than 20% above ComEd’s net income performance.

In making annual incentive awards, the compensation committee has the discretion to reduce or not pay awards even if the targets are met.

Individual performance multipliers other than 100% may be approved and recommended by the compensation committee based upon assessments of NEO performance and input from the CEO. Under the terms of the Annual Incentive Program, the individual performance multiplier is used to adjust awards from minus 50% to plus 10% (20% for vice presidents) subject to the maximum 200% of target opportunity and the amounts available under the incentive pool. For 2011, all NEOs received IPMs of 100%.

Based on the performance against the goals shown in the table above, the compensation committee recommended and the Exelon or the ComEd board of directors, as the case may be (or in the case of Mr. Rowe, the independent directors) approved the following awards for the NEOs:

Name	Payout as a % of Target	IPM %	Payout $

Rowe (1)	131.4%	100%	$2,500,000
Hilzinger	129.4	100	402,060
Crane	131.4	100	1,136,857
Von Hoene	131.4	100	616,071
Clark	133.2	100	589,214

(1)	Mr. Rowe’s payout at 131.4% of Target was $2,497,142, but the Committee rounded the amount up to $2,500,000.

How long-term incentives were determined

The compensation committee reviewed the amount of long-term compensation paid in the peer group for positions comparable to the positions held by the NEOs and the committee then applied a ratio of stock options to performance shares in order to determine the target long-term equity incentives for each NEO, using Binomial valuation for stock options and a 90 day weighted-average price for the preceding quarter to value performance shares. Stock option grants for 2011 were all at the targeted amounts. The actual amounts of performance shares awarded to the NEOs depended on the extent to which the performance measures were achieved.

Stock option awards

The company granted non-qualified stock options to the Exelon Corporation senior officers, including the NEOs, but excluding the ComEd NEOs, on January 24, 2011. The stock option grants for 2011 were all at the targeted amounts. These options were awarded at an exercise price of $43.40, which was the closing price on the January 24, 2011 grant date.

Exelon performance share unit awards

The goals for the 2011 Long-Term Performance Share Unit Award Program were changed from the exclusive reliance on comparative total shareholder return measures previously used to a qualitative assessment by the compensation committee of performance against six goals reflecting actions and initiatives enhancing the long-term value of the company. These goals and highlights of performance included the following:

■	Operational excellence, delivering low cost, clean and reliable energy and operating our facilities safely:

■

Operational strength is among the best in the industry. The nuclear fleet turned in a capacity factor greater than 93% for the ninth consecutive year. ComEd outage frequency metrics were better than planned and its best on record, with outage duration metrics on target despite exceptional summer storms. PECO’s storm response was excellent, especially compared to its regional peers.

■	Exelon accomplished approximately 56% of the Exelon 2020 goal to reduce, offset, or displace 15.7 million metric tons of CO2 emissions per year by 2020, ahead of schedule.

■	Financial management, executing cost discipline and optimizing the balance sheet, cash flow, liquidity, and liability management to deliver value return:

■	Operating earnings of $4.16 exceeded budget, and balance sheet and credit metrics remained strong.

■	Policy advocacy, engaging with stakeholders to shape public policy to benefit shareholders and consumers:

■

Multiple regulatory and political challenges were addressed. Illinois legislation enacted in 2011 supports infrastructure investment, reduces regulatory lag, and provides reasonable returns on equity for years to come. The U.S. EPA finalized two sets of regulations that met Exelon’s expectations.

■	Participating in industry consolidation only when the time and price are right:

■	The Constellation merger is on track with merger close expected in the first quarter of 2012, giving Exelon national scope and scale.

■	Exelon Generation also acquired Wolf Hollow, a 720 MW gas plant in north Texas.

■	Organic growth, creating commercial opportunities that leverage Exelon’s unique investment platform, such as the nuclear uprate program:

■	Exelon Generation added 138 MW of nuclear capacity in 2011, bringing the uprate program total to 240 MW.

■	Protecting shareholder and bondholder value through active risk management:

■	Exelon continues to hedge at a rate below its minimum hedge targets for 2011-2013 based on a neutral to bearish forecast for power prices and natural gas prices during this period.

In deciding to award performance shares at 115% of target, the committee also considered the following performance metrics and milestones:

Goal	Performance Cycle Targets	Results
Operational Excellence: Delivering low cost, clean, and reliable energy to our customers. Investing in our nuclear plants and utilities, and safely operating them at world class levels.	OSHA Recordable Rate (safety) – Exelon	Meets
	Outage duration – ComEd Outage duration – PECO	Meets Below
	Outage frequency – ComEd Outage frequency – PECO	Exceeds Meets
	Capacity Factor – Nuclear	Meets
	EFORd (Equivalent Forced Outage Rate – Demand) – Fossil Fleet	Meets
	Green House Gas (GHG) Commitment	Meets
	Delivery Synergies and Cooperation on Like Projects and Operations	Meets
Financial Management: Executing cost discipline, optimizing the balance sheet, cashflow, liquidity, meeting earnings targets, and liability management to deliver on our value return commitments.	Operating EPS	Meets
	Total O&M (Operating and Maintenance)	Below
	Total Capital Expenditures	Below
	Free Cash Flow (Full Year)	Meets
	ROE – ComEd ROE – PECO	Meets Meets
	Funds from Operations / Debt – ExGen, HoldCo	Meets
	Investment Returns: Actual vs Passive Benchmark – Pension	Exceeds
Policy Advocacy: Engaging with our external stakeholders to shape public policy in a manner that benefits Exelon’s shareholders and consumers.	2011 Milestone – Submit comments, including expert research, to EPA in support of rule establishing strict national emissions standards for hazardous air pollutants, in accordance with schedule adopted by EPA.	Exceeds
Opportunistic M&A: Participating in industry consolidation – only when the time and price are right.

Considerations –

■      Was transaction identified and entered into?

■      Evaluate discipline of transaction, including those not pursued, in its terms & desired outcomes.

■      How well was the transaction executed?

■      Post-merger evaluation

Exceeds
Organic Growth: Creating commercial opportunities that leverage Exelon’s unique investment platform.	2011 Milestone – ■ Nuclear uprates executed in accordance with latest approved schedule and budget.	Exceeds
Risk Management: Protecting shareholder and bondholder value through active risk management.	Hedging – Total % of Portfolio Hedged	Exceeds

Total shareholder return data continued to be provided to the compensation committee as a factor that will be taken into account in making the final payout decisions. The total shareholder return data compared Exelon to a group of nine utilities with more than 25% unregulated generation. The committee noted that Exelon’s total shareholder return lagged the group, but determined that it was still appropriate to make performance share awards given the importance of the achievement of the performance share goals toward building Exelon’s long-term value and the disparate effect of low commodity prices on Exelon’s total shareholder return and the distorting effect of mergers and acquisitions activity on the total shareholder return of some of the other companies in the group.

The amount of each NEO’s target opportunity was based on the portion of the long-term incentive value for each NEO attributable to performance share units (75%) and a 90-day moving average Exelon stock price for the period before the opportunities were granted.

Based on the committee’s assessment of performance under the goals at 115% of target and its determination that Mr. Rowe should have an individual performance multiplier of 110% based on his performance evaluation, 2011 Performance Share Unit Awards for NEOs were as set forth in the following table. The first third of the awarded performance shares vests upon the award date, with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years.

Name	IPM %	Shares	Value

Rowe	110	118,910	$4,736,185
Hilzinger	100	10,810	430,562
Crane	100	39,100	1,557,353
Von Hoene	100	28,750	1,145,113

ComEd Long-Term Incentive Program

In 2007 the compensation committee recommended, and the ComEd board adopted, a long-term incentive program designed to align the incentive compensation program with ComEd’s status as a fully regulated operating company. Accordingly, the program pays out in cash; there is no Exelon equity component to the program. The goals for the program and performance for 2011 are as follows:

Goal	Weight	Performance Cycle Target	2011 Performance
ComEd total cost (O&M and Capital)	25%	Manage controllable costs to be relatively flat year over year through 2013	Below target/above threshold
Outage duration and frequency and safety	25%	By year-end 2012 outage duration should be in the second quartile striving for the first quartile and outage frequency and safety should be in the first quartile	Frequency: distinguished; Duration: above target/below distinguished; Safety: distinguished
Operational performance	15%	Implement an operational performance index by year-end 2011 and integrate it into operational and financial processes for unit cost management and efficiencies by year-end 2012	On target
Employee engagement and communications	10%	Increase employee engagement by 2% each year using a survey index; develop an employee communications survey index and establish appropriate goals for each year	On target
Environmental goals related to ComEd’s part of Exelon’s 2020 program	25%	By 2013, meet or exceed each of ComEd’s annual commitments in support of Exelon 2020	Above target/below distinguished

Based on their evaluation of this performance, and in consideration of the level of long-term incentive payouts at the other Exelon operating companies, the compensation committee recommended and the ComEd board approved payouts to participants for 2011 that represented 115% of each participant’s target opportunity. Based on the formula, Mr. Clark was awarded $1,092,500. The first third of the award vests upon the award date, with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years.

Recoupment Policy

Consistent with the pay-for-performance policy, in May 2007, the board of directors adopted a recoupment policy as part of Exelon’s Corporate Governance Principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

■	the executive officer engaged in fraud or intentional misconduct;

■	as a result of which Exelon was required to materially restate its financial results;

■	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

■	recoupment is not precluded by applicable law or employment agreements; and

■	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

Tax Consequences

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the four other highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The compensation committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. Accordingly, Exelon is unable to deduct that portion of Mr. Rowe’s base salary in excess of $1 million. Annual incentive awards and performance share units payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for federal income tax purposes. However, because of the element of compensation committee and ComEd board of directors discretion in the ComEd Long-Term Incentive Program, payments under that program are not eligible for federal income tax deduction to the extent that, combined with an individual’s base salary, payments exceed $1 million. Restricted stock and restricted stock units are not deductible by the company for federal income tax purposes under the provisions of Section 162(m) if an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.

Under Section 4999 of the Internal Revenue Code, there is an excise tax if change in control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009 the compensation committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. However, certain NEOs have change in control severance agreements that pre-date April 2009 that provide excise tax gross-ups, and avoid gross-ups by reducing payments to under the threshold if the amount otherwise payable to an executive is not more than 110% of the threshold.

Conclusion

The compensation committee is confident that Exelon’s compensation programs are performance-based and consistent with sound executive compensation policy. They are designed to attract, retain and reward outstanding executives and to motivate and reward senior management for achieving high levels of business performance, customer satisfaction and outstanding financial results that build shareholder value.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2011 Annual Report on Form 10-K and the 2012 Proxy Statement.

February 8, 2012

The Compensation Committee

Rosemarie B. Greco, Chair

John A. Canning, Jr.

M. Walter D’Alessio

William C. Richardson

Stephen D. Steinour

Executive Compensation Data

The tables below summarize the total compensation paid or earned by each of the NEOs of Exelon for the year ended December 31, 2011, presented in accordance with SEC requirements.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Tables reflect actual salaries paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1, and there may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier or discretionary amounts approved by the compensation committee and the board of directors or, in the case of Mr. Clark, approved by the ComEd directors.

Stock awards and option awards show the grant date fair value calculated in accordance with FASB ASC Topic 718.

Stock awards consist primarily of performance share awards pursuant to the terms of the 2006 Long-Term Incentive Plan. In 2011, the compensation committee established new goals for performance share awards. The goals included:

■	Operational excellence, delivering low cost, clean and reliable energy and operating our facilities safely;

■	Financial management, executing cost discipline and optimizing the balance sheet, cash flow, liquidity, and liability management to deliver value return;

■	Policy advocacy, engaging with stakeholders to shape public policy to benefit shareholders and consumers;

■	Participating in industry consolidation only when the time and price are right;

■	Organic growth, creating commercial opportunities that leverage Exelon’s unique investment platform, such as the nuclear uprate program; and

■	Protecting shareholder and bondholder value through active risk management.

In connection with the realignment of goals and the changes in the mix of long-term incentives, the compensation committee determined that it would be advisable to reduce the maximum payout for performance shares from 200% of target to 125% of target, while raising the payout at threshold from 50% to 75%. The 125% of target maximum may be increased, in individual cases, if a participant is awarded an individual performance multiplier, which can be up to 10% for senior vice presidents and higher officers and 20% for vice presidents. The compensation committee also approved two changes to the terms of performance shares. First, there will be a restriction on the sale of any performance shares from a grant for a senior vice president or higher officer until all of the shares from the grant have vested three years after the grant date. Second, all awards will be settled in shares, ending the current practice of settling performance shares in cash if the officer has achieved certain stock ownership thresholds. These changes are intended to further align the interests of recipients with shareholders by increasing the amount of incentive compensation paid in stock and by requiring senior officers to hold the stock for a longer period of time.

Prior to 2011, the performance share unit award program was based on total shareholder return for Exelon as compared to the companies in the Standard & Poor’s 500 Index and the Dow Jones Utility Index for a three-year period. The threshold, target and distinguished goals for performance unit share awards are established on the grant date (generally the date of the first compensation committee meeting in the fiscal year). The actual performance against the goals and the number of performance unit share awards are established on the award date (generally the date of the first compensation committee meeting after the completion of the fiscal year). Upon retirement or involuntary termination without cause, earned but non-vested shares are eligible for accelerated vesting. The form of payment provides for payment in Exelon common stock to executives with lower levels of stock ownership, with increasing portions of the payments being made in cash as executives’ stock ownership levels increase in excess of the ownership guidelines. If an executive achieves 125% or more of the applicable ownership target, performance shares will be paid half in cash and half in stock. If executive vice presidents and higher officers achieve 200% or more of their applicable stock ownership target, their performance shares will be paid entirely in cash.

In limited cases, the compensation committee has determined that it is necessary to grant restricted shares of Exelon common stock or restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates, and in some cases may incorporate performance criteria as well as time-based vesting. When awarded, restricted stock or stock units are earned by continuing employment for a pre-determined period of time or, in some instances, after certain performance requirements are met. In some cases, the award may vest ratably over a period; in other cases, it vests in full at one or more pre-determined dates. Amounts of restricted shares held by each NEO, if any, are shown in the footnotes to the Outstanding Equity Table.

All option awards are made pursuant to the terms of the 2006 Long-Term Incentive Plan. All options are granted at a strike price that is not less than the fair market value of a share of stock on the date of grant. Fair market value is defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded is determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the compensation committee using a lattice binomial ratio valuation formula. Options vest in equal annual installments over a four-year period and have a term of ten years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination without cause. Time vesting adds a retention element to the stock option program. All grants to the NEOs must be approved by the full board of directors, which acts after receiving a recommendation from the compensation committee, except grants to Mr. Rowe, which must be approved by the independent directors, who act after receiving recommendation from the compensation committee.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan, determined by the extent to which the applicable financial and operational goals were achieved and, for ComEd NEOs, amounts paid under the ComEd Long Term Incentive Program. The amount of the annual incentive target opportunity is expressed as a percentage of the officer’s or employee’s base salary, and actual awards are determined using the base salary at the end of the year. Threshold, target and distinguished (i.e. maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance, for a payout of 50% of target. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout, and is capped at 200% of target. Awards are interpolated to the extent performance falls between the threshold, target, and distinguished levels. For 2010, the payout scales were temporarily recalibrated, with threshold paying out at 25%, plan paying out at 50%, target paying out at 100%, and distinguished paying out at 200%.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
			See Note 6	See Note 7	See Note 8	See Note 9	See Note 10	See Note 11
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)

Rowe (1)	2011	$1,512,904	$—	$4,079,600	$1,648,300	$2,500,000	$1,505,192	$470,008	$11,716,004
	2010	1,475,000	—	1,070,210	1,115,040	2,474,313	2,878,315	405,521	9,418,399
	2009	1,468,077	—	6,341,383	2,236,650	1,573,825	173,566	416,947	12,210,448
Hilzinger (2)	2011	472,954	—	407,960	161,720	402,060	80,484	37,035	1,562,213
	2010	446,000	18,962	103,057	107,464	379,245	88,452	20,465	1,163,645
	2009	442,769	13,079	609,573	215,007	261,579	85,891	31,725	1,659,623
Crane (3)	2011	858,692	—	1,475,600	584,680	1,136,857	1,430,802	75,513	5,562,144
	2010	825,000	—	396,374	428,240	1,132,313	1,621,679	87,155	4,490,761
	2009	821,154	—	2,049,674	707,070	680,213	719,399	76,140	5,053,650
Von Hoene (4)	2011	621,058	—	1,085,000	416,740	616,071	110,241	77,761	2,926,871
	2010	600,000	—	251,697	266,640	686,250	123,906	35,190	1,963,683
Clark (5)	2011	586,373	—	—	—	1,681,714	282,606	52,949	2,603,642
	2010	567,000	39,016	—	—	437,519	928,222	32,315	2,004,072
	2009	564,385	—	254,300	—	1,461,250	180,950	85,888	2,546,773

Notes to the Summary Compensation Table

(1)	John W. Rowe, Chairman and CEO, Exelon; Chairman, Exelon Generation.

(2)	Matthew F. Hilzinger, Senior Vice President and Chief Financial Officer, Exelon and Exelon Generation.

(3)	Christopher M. Crane, President and Chief Operating Officer, Exelon and Exelon Generation.

(4)	William A. Von Hoene, Executive Vice President, Finance and Legal, Exelon.

(5)	Frank M. Clark, Chairman and CEO, ComEd.

(6)	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years.

(7)	The amounts shown in this column include the aggregate grant date fair value of stock awards granted on January 24, 2011 with respect to the performance period ending December 31, 2011. The grant date fair value of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 16 of the Combined Notes to Consolidated Financial Statements in the 2011 Annual Report on Form 10-K. For the 2011 grants for Messrs. Rowe, Hilzinger, Crane, and Von Hoene, the grant date fair value of their awards assuming that the highest level of performance conditions would be achieved was $5,609,450, $560,945, $2,028,950 and $1,491,875, respectively.

(8)	The amounts shown in this column include the aggregate grant date fair value of stock option awards granted on January 24, 2011. The grant date fair value of the stock option awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 16 of the Combined Notes to Consolidated Financial Statements in the 2011 Annual Report on Form 10-K.

(9)	The amounts shown in this column represent payments made pursuant to the Annual Incentive Plan and the ComEd Long-Term Incentive Plan. Both programs are paid with respect to 2011 performance and were awarded on January 24, 2011.

The table below detail Mr. Clark’s payments applicable to the ComEd Annual Incentive Plan and the ComEd Long-Term Incentive Plan.

Year	Annual Incentive Plan	ComEd Long-Term Incentive Plan	Total
2011	$589,214	$1,092,500	$1,681,714
2010	437,519	—	437,519
2009	425,250	1,036,000	1,461,250

(10)	The amounts shown in the column represent the change in the accumulated pension benefit from December 31, 2010 to December 31, 2011. No NEO had above market earnings in a Nonqualified Deferred Compensation account.

(11)	The amounts shown in this column include the items summarized in the following table:

All Other Compensation

Name	Perquisites	Reimburse- ment for Income Taxes	Payments or Accruals for Termination or Change in Control (CIC)	Company Contributions to Savings Plans	Company Paid Term Life Insurance Premiums	Dividends or Earnings not included in Grants	Total
	($)	($)	($)	($)	($)	($)	($)
	See Note 1	See Note 2	See Note 3	See Note 4	See Note 5
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Rowe	$221,980	$18,404	—	$89,637	$139,987	—	$470,008
Hilzinger	3,000	2,381	—	27,569	4,085	—	37,035
Crane	6,735	5,402	—	50,511	12,865	—	75,513
Von Hoene	19,733	15,435	—	36,633	5,960	—	77,761
Clark	9,546	767	—	34,602	8,034	—	52,949

Notes to All Other Compensation Table

(1)	The amounts shown in this column represent the incremental cost to Exelon to provide certain perquisites to NEOs as summarized in the Perquisites Table below.

(2)	Officers receive a reimbursement to cover applicable taxes on imputed income for business-related spousal travel expenses for those cases where the personal benefit is closely related to the business purpose.

(3)	Represents the expense, if applicable, or the accrual of the expense that Exelon has recorded during 2011 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Plan continuation, outplacement fees, medical benefits, and a prorated portion of his cash retention award.

(4)	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2011 was generally limited by IRS rules to $16,500. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.

(5)	Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2011 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees. Mr. Rowe has two term life insurance policies and one additional accidental death and dismemberment policy.

Perquisites

	Personal and Spouse Travel	Parking	Other Items	Total
Name	($)	($)	($)	($)
	See Note 1 & Note 2	See Note 3	See Note 4
(a)	(b)	(c)	(d)	(e)

Rowe	$218,980	$3,000	—	$221,980
Hilzinger	—	3,000	—	3,000
Crane	3,735	3,000	—	6,735
Von Hoene	16,198	3,000	535	19,733
Clark	66	9,480	—	9,546

Notes to Perquisite Table

(1)	Mr. Rowe is entitled to up to 60 hours of personal use of corporate aircraft each year. The figures shown in this column include $211,558 representing the aggregate incremental cost to Exelon for personal use of corporate aircraft by Mr. Rowe. These costs were calculated using the hourly cost for flight services paid to the aircraft vendor, federal excise tax, fuel charges, and domestic segment fees. From time to time Mr. Rowe’s spouse accompanies Mr. Rowe in his travel on corporate aircraft. The aggregate incremental cost to the company, if any, for Mrs. Rowe’s travel on corporate aircraft is included in this amount. For all executive officers, including Mr. Rowe, Exelon pays the cost of spousal travel, meals, and other related amenities when they attend company or industry-related events where it is customary and expected that officers attend with their spouses. The aggregate incremental cost to Exelon for these expenses is included in the table. In most cases, there is no incremental cost to Exelon of providing transportation or other amenities for a spouse, and the only additional cost to Exelon is to reimburse officers for the taxes on the imputed income attributable to their spousal travel, meals, and related amenities when attending company or industry-related events. This cost is shown in column (b) of the All Other Compensation Table above.

(2)	The company maintains several cars and drivers in order to provide transportation services for the NEOs and other officers to carry out their duties among the company’s various offices and facilities which are located throughout northeastern Illinois and southeastern Pennsylvania. Messrs. Rowe and Clark are also entitled to limited personal use of the company’s cars and drivers, including use for commuting which allows them to work while commuting. The cost included in the table represents the estimated incremental cost to Exelon to provide limited personal service. This cost is based upon the number of hours that the drivers worked overtime providing services to each NEO, multiplied by the average overtime rate for drivers plus an additional amount for fuel and maintenance. Personal use was imputed as additional taxable income to Messrs. Rowe and Clark.

(3)	For NEOs whose primary work location is downtown Chicago, Exelon’s office lease provides for a limited number of parking spaces that are available for Exelon use. When NEOs are unable to utilize the available spaces, Exelon provides reimbursement for parking expenses incurred at other public garages.

(4)	Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing. Executives also receive certain gifts during the year in recognition of their services that are imputed to the officer as additional taxable income.

Grants of Plan Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares or Units	All Other Options Awards: Number of Securities Under- lying Options	Exercise or base Price of Option Awards.	Grant Date Fair Value of Stock and Option Awards

		(See Note 1)			(See Note 2)			(See Note 3)			(See Note 4)
		Threshold ($)	Plan ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	(#)	(#)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Rowe	24 Jan.2011	$950,000	$1,900,000	$3,800,000
	24 Jan.2011				70,500	94,000	129,250				4,079,600
	24 Jan.2011								265,000	43.40	1,648,300
Hilzinger	24 Jan.2011	155,350	310,700	621,400
	24 Jan.2011				7,050	9,400	12,925				407,960
	24 Jan.2011								26,000	43.40	161,720
Crane	24 Jan.2011	432,500	865,000	1,730,000
	24 Jan.2011				25,500	34,000	46,750				1,475,600
	24 Jan.2011								94,000	43.40	584,680
Von Hoene	24 Jan.2011	234,375	468,750	937,500
	24 Jan.2011				18,750	25,000	34,375				1,085,000
	24 Jan.2011								67,000	43.40	416,740
Clark	24 Jan.2011 CE LTI	475,000	950,000	1,900,000
	24 Jan.2011 AIP	221,250	442,500	885,000

Notes to Grants of Plan Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. ComEd NEOs have a long-term incentive plan target based on a cash target. For Mr. Clark, the row labeled “CE LTI” is for the long-term incentive, and the row labeled “AIP” is for the annual incentive. Under the terms of both incentive plans, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

(2)	Non-ComEd NEOs have a long-term performance share target opportunity that is a fixed number of performance shares commensurate with the officer’s position. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows additional restricted share awards made during the year. The vesting dates of the awards are provided in the footnote 2 to the Outstanding Equity Table below.

(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share awards, stock options, and restricted stock granted to each NEO during 2011. Fair value of performance share awards granted on January 24, 2011 is based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

Name	Options					Stock

	(See Note 1)					(See Note 2)
	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $43.37 ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Rowe	—	265,000	$43.40	24-Jan-2011	23-Jan-2021	21,697	$940,999	94,000	$4,076,780
	34,500	103,500	46.09	25-Jan-2010	24-Jan-2020
	77,500	77,500	56.51	26-Jan-2009	25-Jan-2019
	85,500	28,500	73.29	28-Jan-2008	27-Jan-2018
	150,000	—	59.96	22-Jan-2007	21-Jan-2017
	229,000	—	42.85	24-Jan-2005	23-Jan-2015
Hilzinger	—	26,000	43.40	24-Jan-2011	23-Jan-2021	7,088	307,407	9,400	407,678
	3,325	9,975	46.09	25-Jan-2010	24-Jan-2020
	7,450	7,450	56.51	26-Jan-2009	25-Jan-2019
	8,250	2,750	73.29	28-Jan-2008	27-Jan-2018
	10,500	—	59.96	22-Jan-2007	21-Jan-2017
	10,500	—	58.55	23-Jan-2006	22-Jan-2016
	14,000	—	42.85	24-Jan-2005	23-Jan-2015
	4,500	—	32.54	26-Jan-2004	25-Jan-2014
Crane	—	94,000	43.40	24-Jan-2011	23-Jan-2021	22,043	956,005	34,000	1,474,580
	13,250	39,750	46.09	25-Jan-2010	24-Jan-2020
	24,500	24,500	56.51	26-Jan-2009	25-Jan-2019
	21,000	7,000	73.29	28-Jan-2008	27-Jan-2018
	35,000	—	59.96	22-Jan-2007	21-Jan-2017
	22,500	—	58.55	23-Jan-2006	22-Jan-2016
	18,000	—	42.85	24-Jan-2005	23-Jan-2015
	13,500	—	32.54	26-Jan-2004	25-Jan-2014
Von Hoene	—	67,000	43.40	24-Jan-2011	23-Jan-2021	9,216	399,698	25,000	1,084,250
	8,250	24,750	46.09	25-Jan-2010	24-Jan-2020
	12,600	12,600	56.51	26-Jan-2009	25-Jan-2019
	14,250	4,750	73.29	28-Jan-2008	27-Jan-2018
	19,000	—	59.96	22-Jan-2007	21-Jan-2017
	17,000	—	58.55	23-Jan-2006	22-Jan-2016
	14,000	—	42.85	24-Jan-2005	23-Jan-2015
	4,500	—	32.54	26-Jan-2004	25-Jan-2014
Clark	30,000	—	58.55	23 Jan. 2006	22 Jan. 2016	—	—	—	—
	36,000	—	42.85	24 Jan. 2005	23 Jan. 2015

Notes to Outstanding Equity Table

(1)	Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants made prior to 2003 vested in three equal increments, beginning on the first anniversary of the grant date. Grants made in 2003 and thereafter vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

(2)	The amount shown includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2010 and December 31, 2009, and any unvested restricted stock unit awards as shown in the following table. The amount of shares shown in column (i) represents the target number of performance shares available to each NEO for the performance period ending December 31, 2011. Shares are valued at $43.37, the closing price on December 30, 2011.

Unvested Restricted Stock or Restricted Stock Units

Name	Grant Date	Number of Restricted Shares	Vesting Dates

Hilzinger	01 Aug. 2008	5,000	01 Aug. 2013
Crane	01 Aug. 2008	15,000	01 Aug. 2013
Von Hoene	01 Aug. 2008	5,000	01 Aug. 2013

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
			(See Note 1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b) (#)	(c) ($)	(d) (#)	(e) ($)

Rowe	—	—	58,691	$2,547,178
Hilzinger	—	—	5,640	244,797
Crane (2)	—	—	31,292	1,346,225
Von Hoene	—	—	10,153	440,626
Clark	—	—	—	—

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are generally composed of performance shares that vested on January 24, 2011, which included 1/3 of the grant made with respect to the three-year performance period ending December 31, 2010; 1/3 of the grant made with respect to the three-year performance period ending December 31, 2009, and 1/3 of the grant made with respect to the three-year performance period ending December 31, 2009. Shares were valued at $43.40 upon vesting.

(2)	For Mr. Crane, the shares received upon vesting includes 15,000 restricted shares that vested on September 3, 2011 and were valued at $42.61.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (SAS), which is the legacy ComEd pension plan, and the Service Annuity Plan (SAP), which is the legacy PECO pension plan. Effective January 1, 2001, as the company anticipated a work force that was more mobile than the traditional utility workforce, Exelon also established two cash balance defined benefit pension plans in order to both reduce future retirement benefit costs and provide an option that is portable. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. An employee can participate in only one of the qualified pension plans.

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). For NEOs participating in the SAP, the annuity benefit payable at normal retirement age is equal to the greater of the amount determined under the Career Pay Formula, which is 2% of each year’s pensionable pay, and the amount determined under the Final Average Pay Formula, which is the sum of (a) 5% of average earnings, plus 1.2% of average earnings for each year of pension service (up to a maximum of 40 years), and

(b) 0.35% of average earnings in excess of covered compensation for each year of pension service (up to a maximum of 40 years). Pension-eligible compensation for the SAS and the SAP’s Final Average Pay Formula includes base pay and annual incentive awards. Pension eligible compensation in the SAP’s Career Pay Formula includes base pay, incentive awards and other regular remuneration. Benefits under the SAS and SAP are vested after five years of service.

The “normal retirement age” under both the SAS and the SAP is 65. Each of these plans also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of ten years of service. The annual pension payable under each plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS or the SAP prior to January 1, 2001 and elected to transfer to the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7.00% of base pay and annual incentive award. For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment rate of interest on long-term investment grade corporate bonds, as provided for in Internal Revenue Code Section 430(h)(2)(C)(iii). The Segment Rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, pending Internal Revenue Service guidance, the annual investment credit is the greater of 4%, or the average for the year of the S&P 500 Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

The Internal Revenue Code limits to $245,000 the individual 2011 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors two supplemental executive retirement plans (or “SERPs”) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2011 is 4.42% and for participants in the SAP in 2011 is 2.25%. For participants in the cash balance pension plan, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different than the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this document.

Under the terms of the SERPs, participants are provided the amount of benefits they would have received under the SAS, SAP or cash balance plan, as applicable, but for the application of the Internal Revenue Code limits. In addition, certain executives previously received grants of additional credited service under a SERP. In particular, Mr. Crane received an additional ten years of credited service through September 28, 2008, the date of his 10 year anniversary, as part of his employment offer that provided one additional year of service credit for each year of employment to a maximum of 10 additional years. Pursuant to his employment agreement first entered into when he joined the company in 1998, Mr. Rowe is entitled to receive a SERP benefit that, when added to SAS benefit, will be determined as though he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment. A portion of Mr. Rowe’s benefit may be forfeited upon a termination for “cause” (see below under Potential Payments upon Termination or Change in Control – Employment Agreement with Mr. Rowe).

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables. The assumptions used in estimating the present values include the following: for Service Annuity System participants, pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; and for cash balance plan participants, pension benefits are assumed to begin at the earliest unreduced age. The lump sum rate amounts are determined using the rate of 5% for SAS participants and 4.0% for SAP participants, both at the assumed retirement age, and the account balance for cash balance pension plan participants. The lump sum amounts are discounted from the assumed retirement date at the applicable discount rates 5.26% as of December 31, 2010 and 4.74% as of December 31, 2011. The applicable mortality table as of December 31, 2010 is the IRS-required mortality table for 2011 funding valuation. The applicable table as of December 31, 2011 is the IRS required mortality table for 2012 funding valuation.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)

Rowe (Note 1)	SAS	13.80	$625,498	—
	SERP	33.80	20,799,780	—
Hilzinger	Cash Balance	9.72	192,874	—
	SERP	9.72	314,609	—
Crane	SAS	13.26	535,000	—
	SERP	23.26	5,634,202	—
Von Hoene	Cash Balance	9.93	192,874	—
	SERP	9.93	435,604	—
Clark	SAS	40.00	$1,959,494	—
	SERP	40.00	5,859,493	—

(1)	Based on discount rates prescribed by the SEC proxy disclosure guidelines, Mr. Rowe’s nonqualified SERP benefit’s present value is $20,799,780. Based on lump sum plan rates for immediate distributions under the non-qualified plan, the comparable lump sum amount applicable for service through December 31, 2011 is $24,245,733. Note that, in any event, payments made upon termination may be delayed for six months in accordance with U.S. Treasury Department guidance.

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Deferred Compensation Plan is a non-qualified plan that permits executives and key managers to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plan permits employees to do so, and allows the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plan to enable management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS for purposes of federal tax policy.

The Stock Deferral Plan is a non-qualified plan that permitted executives to defer performance share units prior to 2007.

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Internal Revenue Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The amendments cease future compensation deferrals for the Stock Deferral Plan and Deferred Compensation Plan other than the excess Employee Savings Plan contribution deferrals.

The following table shows the amounts that NEOs have accumulated under both the Deferred Compensation Plan and the Stock Deferral Plan. Both plans were closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the 401(k) savings plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of mutual funds benchmarks that mirror those funds available to all employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Deferred amounts represent unfunded unsecured obligations of the company.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2011	Registrant Contributions in 2011	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11
(a)	(b)	(c)	(d)	(e)	(f)
	Note (1)	Note (2)	Note (3)		Note (4)

Rowe	$63,395	$74,937	$7,511	$—	$617,549
Hilzinger	11,398	12,869	(42)	—	89,633
Crane	69,369	40,272	20,057	—	452,567
Von Hoene	18,803	21,932	7,847	—	156,693
Clark	42,137	24,124	19,526	—	263,727

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of their notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.
(4)

For all NEOs the aggregate balance (Column F) shown above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year. In 2007, all participants in the deferred compensation plan were eligible to receive a distribution of their entire account balance in the plan accumulated through December 31, 2006. Messrs. Rowe, Hilzinger, Crane and Clark elected to receive this distribution. Since receiving a distribution of their entire accumulated balance in 2007, all executive contributions which are included in the aggregate balance at fiscal year end have been included in base salary in the Summary Compensation Table for each year, and all registrant contributions that are included in the aggregate balance at fiscal year end have been included in all other compensation in the Summary Compensation Table for each year for each of these NEOs.

Potential Payments upon Termination or Change in Control

Employment Agreement with Mr. Rowe

Under the third amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe may continue to serve as Chief Executive Officer of Exelon, Chairman of Exelon’s board of directors and a member of the board of directors until December 31, 2012. Mr. Rowe will retire upon the closing of the Merger with Constellation.

If, prior to July 1, 2011, Exelon had terminated Mr. Rowe’s employment for reasons other than cause, death or disability or Mr. Rowe had terminated his employment for good reason, he would have been eligible for the following benefits:

■

a lump sum payment of Mr. Rowe’s accrued but unpaid base salary and annual incentive, if any, and a prorated annual incentive for the year in which his employment was terminated based on the lesser of (1) the annual incentive that would have been paid based on actual performance without application of negative discretion to reduce the amount of the award, and (2) the formula annual incentive (i.e., the greater of the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe’s last three full years of employment);

■

a lump sum severance payment equal to his base salary and the formula annual incentive, multiplied by the number of years (including fractional years) remaining until the later of July 1, 2011 or the first anniversary of the termination date;

■

continuation of life, disability, accident, health and other active welfare benefits for him and his family for a period equal to the number of years (including fractional years) remaining until the later of July 1, 2011 or the first anniversary of the termination date, followed by post-retirement healthcare coverage for him and his wife for the remainder of their respective lives;

■	all exercisable stock options would have remained exercisable until the applicable option expiration date;

■	non-vested stock options would have become exercisable and thereafter remain exercisable until the applicable option expiration date;

■

previously earned but non-vested performance share units would have vested, consistent with the terms of the performance share unit award program under the LTIP, and he would have received an award based on actual performance for the year in which the termination had occurred; and

■	any non-vested restricted stock award would have vested.

If such a termination had occurred within 24 months after a Change in Control of Exelon or within 18 months after a Significant Acquisition, as such terms are described under “Change in Control Employment Agreements and Severance Plan Covering Other Named Executives,” or Mr. Rowe had resigned before July 1, 2011 because of the failure to be appointed or elected as Exelon’s Chief Executive Officer, Chairman of Exelon’s board of directors, and a member of the board of directors, then Mr. Rowe would have received the termination benefits described above except that:

■	the annual incentive award described above and payable for the year in which Mr. Rowe’s employment terminates would have been paid in full, rather than prorated;

■

in determining the amount of such full formula annual incentive and the lump sum severance payment described above, the formula annual incentive would have been the greater of the amount described in the preceding paragraph or the target annual incentive for the year in which his employment was terminated, but not greater than the annual incentive for the year in which the termination had occurred based on actual performance without the application of negative discretion to reduce the amount of the award;

■	the SERP benefit would have been determined taking into account the lump sum severance payment, as though it were paid in installments and Mr. Rowe remained employed during the severance period; and

■	professional outplacement services would have been provided for up to twelve months.

The term “good reason” means any material breach of the employment agreement by Exelon, including:

■

a failure to provide compensation and benefits required under the employment agreement (including a reduction in base salary that is not commensurate with and applied to Exelon’s other senior executives) without Mr. Rowe’s consent;

■	causing Mr. Rowe to report to someone other than Exelon’s board of directors;

■	any material adverse change in Mr. Rowe’s status, responsibilities or perquisites; or

■	any public announcement by Exelon’s board of directors without Mr. Rowe’s consent that Exelon was seeking his replacement, other than with respect to the period following July 1, 2011.

With respect to a termination of employment during the Change in Control or Significant Acquisition periods described above, the following events would have constituted additional grounds for termination for good reason:

■	a good faith determination by Mr. Rowe that he was substantially unable to perform, or that there had been a material reduction in, any of his duties, functions, responsibilities or authority;

■	the failure of any successor to have assumed his employment agreement;

■	a relocation of Exelon’s principal offices by more than 50 miles; or

■	a 20% increase in the amount of time that Mr. Rowe must have spent traveling for business outside of the Chicago area.

In the event Mr. Rowe’s employment terminates for cause, all outstanding stock options (whether vested or non-vested), non-vested performance shares and restricted stock will be forfeited.

The term “cause” means any of the following, unless cured within the time period specified in the agreement:

■	conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty;

■	willful misconduct in the performance of duties intended to personally benefit the executive; or

■	material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

Upon Mr. Rowe’s retirement or his termination of employment due to disability or death:

■

Mr. Rowe (or his beneficiary or estate) will receive a prorated annual incentive for the year in which the termination occurs, determined under the method described above for a “good reason” termination;

■	all exercisable stock options remain exercisable until the applicable option expiration date;

■	non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration;

■

previously earned but non-vested performance share units vest, consistent with the terms of the performance share award program under the LTIP, and he (or his beneficiary or estate) will receive an award for the year in which the termination occurs;

■	any non-vested restricted stock award vests, unless otherwise provided in the grant instrument; and

■	he will be entitled to receive post-retirement healthcare coverage for him and his wife for the remainder of their respective lives.

The term “retirement” means:

■	Mr. Rowe’s termination of employment prior to July 1, 2011 other than a termination by him for good reason or a termination by the company with or without cause or upon disability or death;

■	Mr. Rowe’s termination of employment on or after July 1, 2011 other than a termination by the company with cause or upon disability or death.

Upon Mr. Rowe’s retirement or termination of employment for any reason other than cause, disability or death:

■

For a period of five years, Mr. Rowe is required to attend board of directors meetings as requested by the board or the then-chairman, attend civic, charitable and corporate events, serve on civic and charitable boards and represent the company at industry and trade association events as the company’s representative, and provide the then-chairman or the then-CEO advice or counseling on energy policy issues or strategy, each as mutually agreed;

■	The company is required to provide Mr. Rowe with five years of office and secretarial services.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment, and is required to sign a general release to receive severance payments. If the payments or benefits payable to Mr. Rowe would be subject to excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, such payments and benefits shall be reduced or eliminated to the extent necessary to avoid such excise taxes unless doing so would leave Mr. Rowe with less after-tax payments and benefits than paying such amounts and the applicable excise taxes. Any payment to Mr. Rowe upon a termination of employment is subject to a six-month delay to the extent required under Section 409A of the Internal Revenue Code, and his agreement will be otherwise interpreted and construed to comply with Section 409A.

Change in Control Employment Agreements and Severance Plan Covering Other Named Executives

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the executive committee and select senior vice presidents other than the CEO. In 2003, the compensation committee reviewed the terms of the Senior Management Severance Plan and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive. In April 2009 the compensation committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction).

Named executive officers other than Mr. Rowe have entered into individual change in control employment agreements or are covered by the change in control provisions of the Senior Management Severance Plan, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The individual agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment. The plan does not have a specific term.

During the 24-month period following a change in control, or, with respect to an executive with an individual agreement, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

■	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

■

severance payments equal to 2.99 (or 2.0 if the executive does not have an individual agreement) times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

■

a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003 or do not have such agreements) and (3) the severance pay constituted covered compensation for purposes of the SERP;

■	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

■

all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

■

life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

■	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation) if the executive has an individual agreement.

A change in control under the individual change in control employment agreements and the Senior Management Severance Plan generally occurs:

■	when any person acquires 20% of Exelon’s voting securities;

■

when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

■

upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

■	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

■	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

■	failure of a successor to assume the agreement;

■	a material breach of the agreement by Exelon; or

■

any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

■

refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

■

willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

■	commission of a felony or any crime involving dishonesty or moral turpitude;

■	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

■	any breach of the executive’s restrictive covenants.

Executives other than Mr. Rowe who have entered into such change in control employment agreements prior to April 2, 2009 (and which have not been materially amended after such date) will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, but only if the amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the amount does not exceed 110% of the safe harbor amount, then payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

■	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

■	for a 15 to 24 month severance period, continued payment of an amount representing base salary and target annual incentive;

■	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

■

during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

■	outplacement services for at least six months.

Payments under individual agreements entered into after April 2, 2009 or the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term good reason under the Senior Management Severance Plan means either of the following:

■

a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

■

a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

With respect to a change in control, the term good reason under the plan also includes a required relocation of more than 50 miles.

The term cause under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the compensation committee of the board of directors.

Estimated Value of Benefits to be Received Upon Retirement

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2011. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Value of ComEd Cash Based LTIP Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits
	($)	($)	($)	($)	($)
	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)

Rowe	$2,500,000	$5,540,000	—	$1,500,000	$9,540,000
Hilzinger	—	—	—	—	—
Crane	1,137,000	1,973,000	—	—	3,110,000
Von Hoene	—	—	—	—	—
Clark	589,000	—	1,438,000	—	2,027,000

(1)	Under the terms of the 2011 AIP, a pro-rated actual incentive award is payable upon retirement assuming an IPM of 100% and based on the number of days worked during the year of retirement. Pursuant to Section 7.4(a) of his employment agreement, Mr. Rowe is entitled to a pro-rata portion of the lesser of his (i) actual annual incentive in the year of retirement (determined before the application of negative discretion by the board of directors) or (ii) Formula Annual Incentive, based on days worked during the year of retirement. His Formula Annual Incentive is defined as the greater of (i) the actual annual incentive paid for the latest calendar year ended on or before the termination, and (ii) the average annual incentive paid for the three years prior to the year of termination. Incentive calculations assume an IPM of 100% for the termination year.

(2)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to retirement, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon retirement. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 30, 2011, which was $43.37 and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance share units and restricted shares or restricted share units, the value is based on the December 30, 2011 closing price of Exelon stock.

(3)	The value of cash based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award based on actual results for the year of termination, if termination occurs due to retirement.

(4)	Represents the estimated value of (i) five years of office and secretarial services (at an assumed cost of $300,000/yr), which is to be provided pursuant to Section 7.7 of Mr. Rowe’s employment agreement.

(5)	The estimate of total payments and benefits is based on a December 31, 2011 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2011. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Value of ComEd Cash Based LTIP Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits
	($)	($)	($)	($)	($)
	Note (1)	Note (2)	Note (3)		Note (4)

Rowe	$2,500,000	$5,540,000	—	—	$8,040,000
Hilzinger	402,000	768,000	—	—	1,170,000
Crane	1,137,000	2,624,000	—	—	3,761,000
Von Hoene	616,000	1,630,000	—	—	2,246,000
Clark	589,000	—	1,438,000	—	2,027,000

(1)	Officers receive a pro-rated annual incentive award assuming an IPM of 100% and based on the number of days worked during the year of termination due to death or disability. Mr. Rowe would generally be entitled to a pro-rated portion of the lesser of his Formula Annual Incentive as specified by his employment agreement or the annual incentive for the year of termination (determined before application of negative discretion by the board of directors). Upon disability, Mr. Crane would be eligible for an additional pension benefit of $4,151 per month for the remainder of his life commencing upon exhaustion of his long-term disability benefits.

(2)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to death or disability, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon death or disability. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 30, 2011, which was $43.37, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. Under the terms of the LTIP, if an optionee terminates employment due to death or disability, all options vest upon termination. For all performance share units and restricted shares or restricted share units, the value is based on the December 30, 2011 closing price of Exelon stock.

(3)	The value of cash based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award based on actual results for the year of termination, if termination occurs due to death or disability.

(4)	The estimate of total payments and benefits is based on a December 31, 2011 termination date due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2011 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Value of ComEd Cash Based LTIP Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Total Value of All Payments and Benefits
	($)	($)	($)	($)	($)	($)	($)
	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)	Note (7)

Rowe	$2,500,000	—	5,540,000	—	1,500,000	$1,500,000	$9,540,000
Hilzinger	1,585,000	86,000	699,000	—	26,000	40,000	2,436,000
Crane	4,597,000	2,316,000	2,418,000	—	53,000	40,000	9,424,000
Von Hoene	2,804,000	164,000	1,561,000	—	39,000	40,000	4,608,000
Clark	2,654,000	104,000	—	1,438,000	36,000	40,000	4,272,000

(1)	The cash payment to executives other than Mr. Rowe is composed of payment equal to a specified multiple of the NEO’s base salary and annual incentive target, plus a pro-rated annual incentive award assuming an IPM of 100% and based on the number of days worked in the year of termination. Other than Mr. Rowe, the executives are participants in the Senior Management Severance Plan (“SMSP”) and severance benefits are determined pursuant to Section 4 of the Severance Plan. Pursuant to Section 7.3(a) of his employment agreement, Mr. Rowe is entitled to a pro-rata portion of the lesser of his (i) actual annual incentive in the year of termination (determined before the application of negative discretion by the board of directors) or (ii) Formula Annual Incentive, based on days worked during the year of termination. Incentive calculations assume an IPM of 100% for the termination year. For all other officers except Messrs. Rowe and Hilzinger, the multiple used for base salary and annual incentive is 2.

(2)	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned, but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination, if termination occurs due to involuntary separation (other than for cause), and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any), the value of any unvested restricted stock that may vest upon involuntary separation not related to a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 30, 2011, which was $43.37, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 30, 2011 closing price of Exelon stock.

(4)	The value of cash based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award based on actual results for the year of termination, if termination occurs due to involuntary separation (other than for cause).

(5)	Estimated costs of health care, life insurance, and long-term disability coverage which continue during the severance period.

(6)	Estimated costs of outplacement services for 12 months for all NEOs except Mr. Rowe. Pursuant to Section 7.7 of Mr. Rowe’s employment agreement, he would receive five years of office and secretarial services (at an assumed cost of $300,000/yr).

(7)	The estimate of total payments and benefits is based on a December 31, 2011 termination date.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2011. The company has entered into Change in Control agreements with Messrs. Clark, Crane, and Von Hoene. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section. Mr. Rowe’s employment agreement includes change in control provisions similar to those for the other NEOs. See Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Rowe for additional information.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Value of ComEd Cash Based LTIP Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Modified Gross-Up Payment / Scaleback	Total Value of All Payments and Benefits
	($)	($)	($)	($)	($)	($)		($)
	Note (1)	Note (2)	Note (3)	Note 4	Note 5	Note (6)	Note (7)	Note (8)

Rowe	$2,500,000	—	5,540,000	—	—	$1,500,000	Not Required	$9,540,000
Hilzinger	2,031,000	114,000	768,000	—	34,000	40,000	Not Required	2,987,000
Crane	6,161,000	3,125,000	2,624,000	—	80,000	40,000	Not Required	12,030,000
Von Hoene	3,973,000	245,000	1,630,000	—	58,000	40,000	Not Required	5,946,000
Clark	3,555,000	104,000	—	1,438,000	53,000	40,000	Not Required	5,190,000

(1)	Cash payment to executives other than Mr. Rowe includes a severance payment and the NEO’s annual incentive for the year of termination assuming an IPM of 100%. With the exception of Messrs. Rowe and Hilzinger the severance benefit is equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. For Mr. Hilzinger the severance benefit is equal to 2.0 times the sum of his (i) current base salary and (ii) Severance Incentive. The Severance Incentive is defined as the greater of the (i) target annual incentive for the year of termination and (ii) the average annual incentive paid for the two years prior to the year of termination (i.e., the 2009 and 2010 actual annual incentives). Mr. Rowe is entitled to a pro-rata portion of the lesser of his (i) actual annual incentive in the year of termination (determined before the application of negative discretion by the board of directors) or (ii) Formula Annual Incentive, based on days worked during the year of termination. Mr. Rowe’s Formula Annual Incentive is defined as the greater of the (i) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (ii) the average annual incentive paid for the three years prior to the year of termination (i.e., the 2008, 2009, and 2010 actual annual incentives). Incentive calculations assume an IPM of 100% for the termination year.

(2)	Represents the estimated retirement benefit enhancement.

(3)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned, but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to a change in control, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock that may vest upon a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 30, 2011, which was $43.37, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), his or her unvested stock options will vest upon termination of employment because he or she has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 30, 2011 closing price of Exelon stock.

(4)	The value of cash based LTIP awards includes the value of earned and unvested award amounts and unearned award amounts. Pursuant to the ComEd LTIP, participants receive a pro-rated incentive award based on actual results for the year of termination, if termination occurs due to a change in control.

(5)	Health and welfare benefits (i.e., healthcare, life insurance and long-term disability) are continued during the severance period.

(6)	Executives receive outplacement services for up to 12 months. Pursuant to Section 7.7 of Mr. Rowe’s employment agreement Mr. Rowe would receive five years of office and secretarial services (at an assumed cost of $300,000/yr.).

(7)	In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and change in control employment agreements that become effective after April 2, 2009 will reduce executives’ parachute payments to his or her safe harbor in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Messrs. Crane, Von Hoene Jr, and Clark have grandfathered change in control employment agreements, which still entitle these NEOs to an excise tax gross-up payment only if the present value of their parachute payments exceed their safe harbor amount by more than 10%. If their parachute payments do not exceed the amount permitted by the IRS by more than 10%, their payments are reduced to their safe harbor. Mr. Rowe’s Employment Agreement was amended on October 27, 2009 to eliminate his excise tax gross-up protection and provide him with a “best after-tax” provision pursuant to which the company will reduce his parachute payments to his safe harbor amount if his after-tax benefits would be higher following such a reduction of payments. If his after-tax benefits would be greater without a reduction of his parachute payments to his safe harbor amount, the company will not reduce his payments and Mr. Rowe will be responsible for paying the excise tax imposed by Section 4999 of the Internal Revenue Code. Amounts in this column represent the estimated value of the required excise tax gross-up payment or scaleback, if applicable.

(8)	The estimate of total payments and benefits is based on a December 31, 2011 termination date.

Advisory Vote on Executive Compensation

Proposal 3: Advisory Vote on Executive Compensation

Based upon a vote of shareholders at the 2011 annual meeting following the recommendation of the Exelon board of directors for an annual shareholder vote on compensation of the named executive officers, the company is providing shareholders with an advisory (non-binding) vote on compensation for our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2012 annual meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

This vote is nonbinding. The board and the compensation committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant voting results.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation Data”, Exelon’s compensation programs are designed to motivate and reward senior management to achieve Exelon’s vision of being the best group of electric generation and electric and gas delivery companies in the United States, providing superior value for Exelon’s customers, employees, investors and the communities Exelon serves.

We believe you should also consider the following factors in determining whether to approve this proposal:

■

Although Exelon is one of the largest companies in its industry, has the largest nuclear fleet, and Mr. Rowe is considered the senior CEO in the industry, the compensation committee strives to deliver total direct compensation generally at the median of comparable positions at peer companies.

■

The compensation committee has adopted a pay for performance philosophy, which places an emphasis on pay at risk. 83% of Mr. Rowe’s total direct compensation (base salary plus annual and long-term incentive compensation) was at risk.

■	Consistent with the pay for performance philosophy, compensation actually paid to NEOs in 2011 (with equity valued at actual value on award date) increased moderately over 2010. This reflected:

■	The increase in operating earnings compared to 2010 and financial performance in 2011 that exceeded expectations,

■	Operating strength among the best in the industry, with nuclear capacity factor above 93% for the ninth year in a row and strong reliability performance at ComEd and PECO despite exceptional storms,

■

Multiple regulatory and political challenges were addressed, with favorable Illinois legislation supporting infrastructure investment, reduced regulatory lag, and providing reasonable returns on ComEd’s equity, and U.S. EPA finalization of two sets of regulations that met Exelon’s expectations, and

■	The Constellation merger is on track with merger close anticipated in the first quarter of 2012, absent any delay in the FERC approval process, giving Exelon national scope and greater scale.

■	The increase in total direct compensation in 2011 was primarily attributable to the long-term plan payout in 2011 following a zero payout in 2010.

■

The 2011 program is based on six goals that management can directly impact and that will enhance the long-term value of Exelon. The program requires management to meet rigorous metrics identified on a scorecard.

■	The target opportunity was narrowed and the upper limit was reduced from 200% to 125%.

■

Despite low natural gas prices that have resulted in lower stock prices, Exelon had strong performance, reflecting the strength of the management team, and the compensation committee and the board are vigilant in making reasonable investments to reward and retain executives so that Exelon will have the ability to maintain its strong performance and be well-positioned when natural gas prices recover.

■

The compensation committee has adopted many good pay policies and practices, including eliminating future excise tax gross-ups on termination payments, phasing out most perquisites, adopting a recoupment policy, requiring officers to own substantial amounts of Exelon stock, and including sales restrictions on the 2011 performance shares until the entire award vests after three years.

The board of directors unanimously recommends a vote “FOR”

the approval of the compensation of our named executive officers,

as disclosed in the proxy statement.

Other Matters and Discretionary Voting Authority

The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to Darryl M. Bradford and Bruce G. Wilson.

ADMISSION TICKET

To attend the annual meeting please detach and bring this ticket along with a valid photo ID and present them at the Shareholder Registration Table upon arrival. This ticket is not transferable.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. All items will be subject to search.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Exelon’s Notice and Proxy Statement, Summary Annual Report and Financial Information are available online at www.proxyvote.com. The electronic documents have been prepared to offer easy viewing and are completely searchable. The website will allow you to view the materials as you vote the shares. We believe that you will find this method of viewing Exelon’s information and voting the shares more convenient.

We encourage you to vote the shares at www.proxyvote.com and then register for the electronic delivery of Exelon’s proxy materials for 2013 and beyond.

The printing, delivery, processing, and mailing of paper materials is a costly and energy intensive process. By registering for electronic delivery now, you will assist Exelon in its commitment to conserve our resources and protect our environment.

IF YOU WISH TO ATTEND THE ANNUAL MEETING, DETACH AND BRING THIS ADMISSION TICKET ALONG WITH A PHOTO ID

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M40975-P21149

EXELON CORPORATION

2012 COMMON STOCK PROXY

This proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held

on Monday, April 2, 2012 at 9:30 AM CDT at

The Chase Auditorium

10 South Dearborn Street

Chicago, IL 60603

DARRYL M. BRADFORD and BRUCE G. WILSON, or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on the proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the annual meeting. If the proxy card is signed and dated, but no votes are indicated, it will be voted as recommended by the Board of Directors.

Wells Fargo Shareowner Services as custodian of the Dividend Reinvestment Plan and Hewitt Associates as administrator for the 401(k) Employee Savings Plan are hereby authorized to execute a proxy with the identical instructions for any shares of common stock held for the benefit of any shareholder(s) named on this card.

Continued and to be signed on reverse side

EXELON CORPORATION 10 SOUTH DEARBORN STREET P.O. BOX 805398 CHICAGO, IL 60680

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 1, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 1, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M40974-P21149 KEEP THIS PORTION FOR YOUR RECORDS

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        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXELON CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. John A. Canning, Jr. 1b. Christopher M. Crane 1c. M. Walter D’Alessio 1d. Nicholas DeBenedictis	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐		1m. John W. Rogers, Jr. 1n. John W. Rowe	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
	1e. Nelson A. Diaz 1f. Sue L. Gin 1g. Rosemarie B. Greco	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐		1o. Stephen D. Steinour 1p. Don Thompson 1q. Ann C. Berzin	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1h. Paul L. Joskow 1i. Richard W. Mies 1j. John M. Palms	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐		1r. Yves C. de Balmann 1s. Robert J. Lawless 1t. Mayo A. Shattuck III	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1k. William C. Richardson	☐	☐	☐	2.	The Ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountant for 2012.	☐	☐	☐
	1l. Thomas J. Ridge	☐	☐	☐	3.	Advisory vote to approve executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date